                                                                    EXHIBIT 10.7


                            GROUND LEASE AGREEMENT


                                    BETWEEN


                    COGEN TECHNOLOGIES LINDEN VENTURE, L.P.


        (d/b/a COGEN TECHNOLOGIES LINDEN VENTURE, LIMITED PARTNERSHIP)



                                      AND


                               EXXON CORPORATION


                                AUGUST 1, 1990

                               TABLE OF CONTENTS



ARTICLE  HEADING                                              PAGE
-------  -------                                              ----
   1     Definitions........................................    3
   2     Demised Premises and Additional Rights.............   11
   3     Mortgage Priority..................................   17
   4     Term...............................................   17
   5     Rent...............................................   24
   6     Use of Premises and Ownership of Improvements......   27
   7     Exxon's Cogeneration Unit..........................   31
   8     Quiet Enjoyment....................................   33
   9     Taxes..............................................   35
  10     Environmental Responsibility.......................   36
  11     Liens..............................................   46
  12     Permitted Encumbrances on Leasehold Interests
           and Improvements.................................   47
  13     Eminent Domain.....................................   48
  14     Limitation on Liability and Distribution of Risks..   49
  15     Insurance..........................................   54
  16     Termination........................................   56
  17     Removal of Improvements............................   66
  18     Nonwaiver..........................................   68
  19     Force Majeure......................................   68
  20     Assignment and Subletting..........................   70
  21     Exxon's Complex, Property, and Operations..........   84
  22     Notice and Service.................................   85
  23     Consent Not to be Unreasonably Withheld............   87
  24     Amendments.........................................   87
  25     Choice of Law......................................   87
  26     Renegotiation......................................   87
  27     Other Agreements...................................   88
  28     No Commission .....................................   88
  29     Captions...........................................   89
  30     Counterparts.......................................   89
  31     Authority..........................................   89


EXHIBIT  HEADING                                              PAGE
-------  -------                                              ----
  A      Exxon's Property...................................   96
  B      Demised Premises...................................   97
  C      Projection Easement Area...........................  102
  D      Interconnection and Utility Areas..................  103
  E      Access Rights of Way...............................  104
  F      Selected Governmental Authorizations for the
           Cogeneration Facility............................  106
  G-1    Assumption Agreement...............................  107
  G-2    Assumption Agreement...............................  109
  G-3    Assumption Agreement...............................  111
  H      Consent to Assignment..............................  114
  I      Consent to Leasehold Mortgage......................  118
  J      Recognition Agreement..............................  122

                            GROUND LEASE AGREEMENT



This Ground Lease Agreement is made and entered into effective August 1, 1990, by and between Exxon Corporation, a New Jersey Corporation ("Exxon") and Cogen Technologies Linden Venture, L.P., doing business in New Jersey as Cogen Technologies Linden Venture, Limited Partnership ("Cogen"), a Delaware limited partnership (collectively "Parties").

Exxon, operating through its division Exxon Company, U.S.A., owns, operates and maintains its Bayway Refinery and, operating through Exxon Chemical Americas, a division of Exxon Chemical Company (a division of Exxon), owns, operates and maintains its Bayway Chemical Plant. The Bayway Refinery and Bayway Chemical Plant (collectively "Exxon's Complex") are located on "Exxon's Property" (as defined in Article 1 below) in Linden, New Jersey. Additionally, Exxon owns, operates, and maintains its Linden Marketing Terminal ("Exxon's Marketing Terminal") and Linden Technology Center ("Exxon's Technology Center") in Linden, New Jersey.

Cogen Technologies, Inc., has entered into a Power Purchase Agreement dated April 14, 1989 ("Power Purchase Agreement") with Consolidated Edison Company of New York, Inc. ("Consolidated Edison"). Under the Power Purchase Agreement Cogen Technologies, Inc. proposes to sell to Consolidated Edison electricity from a cogeneration facility

Ground Lease Agreement          - 2 -


("Cogeneration Facility") to be located in Linden, New Jersey. The Power Purchase Agreement was approved by the Public Service Commission of the State of New York and became effective in September, 1989 and has been assigned to Cogen. The Cogeneration Facility is contemplated, but not required, to be a qualifying cogeneration facility as defined in Section 3(18) of the Federal Power Act and the regulations thereunder. Cogen and Consolidated Edison contemplate that the Power Purchase Agreement will remain in force for twenty-five years from the Date of Initial Commercial Operation (as defined in Article 1 below) and possibly for two additional five-year renewal terms.

Cogen desires to construct, own, operate, and maintain the Cogeneration Facility on part of the land on which Exxon's Bayway Refinery is located and to lease from Exxon the "Demised Premises" (as defined in Article 1 below) upon which the Cogeneration Facility will be located. Exxon is willing to lease the Demised Premises to Cogen and to grant Cogen such easements and rights-of-way as are reasonably necessary for the construction, operation, maintenance, repair, replacement and removal of the Cogeneration Facility and related improvements in partial consideration of Cogen's contemporaneously entering into the Steam Sale Agreement (as defined in Article 1 below) for the sale of steam to Exxon from the Cogeneration Facility for use at Exxon's Complex, Exxon's Marketing Terminal and Exxon's Technology Center. The parties to this Ground Lease Agreement and the Steam Sale Agreement acknowledge and agree

Ground Lease Agreement          - 3 -


that both such agreements are interdependent, as provided in both such agreements.

Exxon and Cogen contemplate that Exxon may elect to install its own cogeneration unit (the "Exxon System," as defined in Article 1 below) on the Demised Premises. Cogen is willing to accommodate the Exxon System on the Demised Premises and, on terms to be negotiated, to construct and operate the Exxon System for Exxon.

Now, therefore, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

The following terms will have the following meanings:

"Access Rights of Way" means the nonexclusive access easement granted to Cogen for ingress and egress on, over and across, those portions of Exxon's Property (exclusive of the Demised Premises and the tank fields referred to in Section
2.11 below), more particularly described in Exhibit E, to give Cogen vehicular and pedestrian access to the Demised Premises and to enable Cogen to construct, operate, maintain, repair, replace, and remove the Improvements and the Exxon System, if applicable.

Ground Lease Agreement          - 4 -


"Affiliate" means a corporation or other entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation or other entity.

"Annual Period" means any one of a succession of consecutive twelve month periods, the first of which will begin on the Date of Initial Commercial Operation.

"Base Term" of the Ground Lease means that part of the term of the Ground Lease beginning with the Date of Initial Commercial Operation, and continuing for a period of twenty-five Annual Periods, unless sooner terminated.

"Cogeneration Facility" means the cogeneration facility to be constructed by Cogen on the Demised Premises. The Cogeneration Facility excludes the Exxon System.

"Commercial Operation" means the production of electricity by Cogen at the Cogeneration Facility upon the completion of such testing of the Cogeneration Facility as Cogen determines is required by prudent electrical practices, and the supply of steam at the points where Cogen's steam supply system connects to Exxon's steam pipeline at Exxon's existing steam headers.

Ground Lease Agreement          - 5 -


"Construction Period" means that part of the term of the Ground Lease from the commencement of the Ground Lease in accordance with Section 4.3A to the Date of Initial Commercial Operation.

"CPI" means the Consumer Price Index for all Urban Consumers for the New York-Northern New Jersey Metropolitan Area, published by the Bureau of Labor Statistics of the U.S. Department of Labor (all items figure - 1982-1984 = 100).

"Date of Initial Commercial operation" means the first day of the month which immediately follows the date Cogen designates in writing to Consolidated Edison as the initial date of Commercial Operation of its Cogeneration Facility.

"Demised Premises" means those two parcels of land, totalling approximately
12.77 acres, on the site of Exxon's Bayway Refinery at Linden, New Jersey. The Demised Premises are described more particularly in Exhibit B, and upon the commencement of the Construction Period are to be leased to Cogen pursuant to this Ground Lease Agreement. The Demised Premises do not include the Interconnection Areas, Utility Areas, Staging Areas, and Access Rights of Way.

"ECRA" means the New Jersey Environmental Cleanup Responsibility Act, NJSA 13:1K-6 et seq., together with related regulations, as such Act and regulations may be amended from time to time.

Ground Lease Agreement          - 6 -


"Evergreen Period" means that part of the term of the Ground Lease immediately following the Renewal Terms and preceding the Improvements Removal Period, if any.

"Exxon's Complex" means Exxon Company, U.S.A.'s Bayway Refinery and Exxon Chemical America's Bayway Chemical Plant, both located at Linden, New Jersey. Exxon's Complex excludes Exxon's Marketing Terminal and Exxon's Technology Center.

"Exxon's Marketing Terminal" means Exxon's Linden Marketing Terminal located in Linden, New Jersey.

"Exxon's Property" means all the land upon which Exxon's Complex is situated, as more particularly described in Exhibit A. Exxon's Property includes the Demised Premises, Interconnection Areas, Utility Areas, Staging Areas, and Access Rights of Way.

"Exxon System" means Exxon's own cogeneration unit consisting of one gas turbine, one waste heat recovery system, one back-pressure steam turbine and appurtenant facilities which might be installed on the Demised Premises, as more fully described in Section 7.1.

"Exxon's Technology Center" means Exxon's Linden Technology Center, located at Linden, New Jersey.

"Financier" initially means General Electric Power Funding Corporation (as construction lender or as agent for itself and other

Ground Lease Agreement          - 7 -


construction lenders), and may also mean any other entity subsequently extending credit to Cogen for the construction, operation, maintenance, repair, replacement, or removal of the Cogeneration Facility and other Improvements, or any entity subsequently providing funds for the refinancing or taking-out of such loans, and the nominees or designees of any such entities; provided that, at no time will Exxon be obligated to recognize more than one such entity as the Financier to whom duties are owed, or rights are granted, under this Ground Lease Agreement and the Steam Sale Agreement. The parties anticipate that after General Electric Power Funding Corporation is the Financier, a specific designated Affiliate of General Electric Power Funding Corporation will become the Financier and that such designated Affiliate will also become a limited partner in Cogen. Exxon will recognize as the Financier for purposes of this Ground Lease Agreement and the Steam Sale Agreement (i) General Electric Power Funding Corporation, until such time as General Electric Power Funding Corporation notifies Exxon in writing that such designated Affiliate should be considered to be the Financier, and (ii) thereafter, the designated Affiliate, until such time as such designated Affiliate notifies Exxon in writing that Cogen has the right to designate another entity as the Financier, and (iii) thereafter, such other entity as Cogen may designate in writing from time to time. Exxon will not be required to recognize as the Financier any partner of Cogen other than such designated Affiliate of General Electric Power Funding Corporation.

Ground Lease Agreement          - 8 -


"Force Majeure" means a cause beyond the reasonable control of the affected Party, as more fully defined in Article 19.

"Governmental Authorizations" means any and all licenses, permits, certificates and other authorizations required by applicable federal, state, or local law.

"Ground Lease" means the creation of a leasehold estate in the Demised Premises as provided for in this Ground Lease Agreement. The Ground Lease will commence with the beginning of the Construction Period pursuant to Section 4.3A.

"Ground Lease Agreement" means this agreement, including all exhibits and amendments thereto that may be made from time to time.

"Improvements" means the Cogeneration Facility and all related improvements constructed or placed by Cogen on the Demised Premises, the Interconnection Areas, or the Utility Areas, but not including the Exxon System which may be installed upon the Demised Premises but owned by Exxon, as more fully described in Section 7.1.

"Improvements Removal Period" means that part of the term of the Ground Lease for the removal of the Improvements at the end of the Ground Lease pursuant to
Section 4.7.

"Interconnection Areas" means those portions of Exxon's Property (exclusive of the Demised Premises and the tank fields referred to in

Ground Lease Agreement          - 9 -


Section 2.11), more particularly described in Exhibit D, on, over, and under which Cogen will have a nonexclusive easement and right of way to construct, operate, maintain, repair, replace and remove Cogen's electrical and steam interconnections from its Cogeneration Facility to the facilities of Exxon, Consolidated Edison and those other purchasers of steam or electricity that may be served through such Interconnection Areas described in Exhibit D and, with Exxon's prior written consent with respect to the routing and location of additional interconnections for additional purchasers of steam or electricity from the Cogeneration Facility, to the facilities of such additional purchasers of steam or electricity.

"Memorandum of Lease" means a written summary of this Ground Lease Agreement, and any amendments, suitable for recordation, as more fully described in
Section 2.8.

"Party" means Cogen or Exxon, as the case may be, and its permitted successors and assigns.

"Power Purchase Agreement" means that certain Power Purchase Agreement dated April 14, 1989, executed by and between Cogen Technologies, Inc. and Consolidated Edison (which Power Purchase Agreement has been assigned to Cogen) under which electric energy generated at the Cogeneration Facility will be sold by Cogen for purchase by Consolidated Edison, including all exhibits and amendments thereto that may be made from time to time.

Ground Lease Agreement          - 10 -


"Renewal Term" means either of two periods of the term of the Ground Lease immediately following the Base Term, as more fully described in Section 4.5.

"Staging Areas" means those specific portions of Exxon's Property (exclusive of the Demised Premises and the tank fields referred to in Section 2.11) to which Exxon from time to time grants Cogen temporary access for the storage of material and equipment used by Cogen for the construction, operation, maintenance, repair, replacement, or removal of the Improvements or the Exxon System, if applicable.

"Steam Sale Agreement" means the agreement of even date herewith between Cogen and Exxon for the sale of steam from the Cogeneration Facility, including all exhibits and amendments thereto that may be made from time to time.

"Three Turbine Rating" means the power output rating which Cogen's Cogeneration Facility would obtain utilizing three GE MS-7000 gas turbines.

"Utility Areas" means those portions of Exxon's Property (exclusive of the Demised Premises and the tank fields referred to in section 2.11), more particularly described in Exhibit D, on, over, under, or across which Cogen will have a nonexclusive easement and right of way to construct, operate, maintain, repair, replace, and remove structures, wires, pipes, lines, equipment and other materials relating to water transfer between the two parcels of the Demised

Ground Lease Agreement          - 11 -


Premises, stormwater discharge, wastewater discharge and other utilities serving the Cogeneration Facility (other than water, gas and standby power supplied to Cogen by public utilities).


                                   ARTICLE 2
                     DEMISED PREMISES AND ADDITIONAL RIGHTS

2.1 Demised Premises. Upon the occurrence of the conditions described in
    Section 4.3, and on the other terms of this Ground Lease Agreement, Exxon will lease, let and demise to Cogen and Cogen will lease from Exxon the Demised Premises. Cogen and Exxon are considering redefining by mutual agreement the precise boundaries of the north parcel of the Demised Premises in order to facilitate the placement of certain water tanks that will be part of the Cogeneration Facility. In that event, Exhibit B will be amended to reflect the new boundaries of the Demised Premises.

2.2 Additional Rights. To facilitate Cogen's use of the Demised Premises, Exxon grants to Cogen certain additional rights to use the Interconnection Areas and Utility Areas, certain Access Rights of Way over Exxon's Property, and certain temporary rights to use Staging Areas, all as more specifically set forth in Sections 2.3, 2.4, 2.5, 2.6, and 2.7 below. Additionally, Exxon grants to Cogen a nonexclusive easement which will run with the land to allow for the construction, operation, maintenance, repair, replacement and removal of certain air cooling towers which will be part of the Cogeneration Facility and which will

Ground Lease Agreement          - 12 -


    extend beyond the perimeter of the Demised Premises, as shown in Exhibit C. All additional rights referred to in this Section 2.2 will be ancillary to the lease of the Demised Premises, and unless otherwise provided for herein, the term of these additional rights will extend until the termination of the Ground Lease.

2.3 Rights to Use Interconnection Areas. Exxon grants Cogen a nonexclusive easement and right of way on, over, across and under the Interconnection Areas of Exxon's Property, as specifically described in accordance with
    Section 2.6, for Cogen to construct, operate, maintain, repair, replace and remove Cogen's electrical and steam interconnections from its Cogeneration Facility to the facilities of Exxon, Consolidated Edison and those other purchasers of steam or electricity that may be served through such Interconnection Areas described in Exhibit D and, with Exxon's prior written consent with respect to the routing and location of additional interconnections for additional purchasers of steam or electricity from the Cogeneration Facility, to the facilities of such additional purchasers of steam or electricity.

2.4 Rights to Use Utility Areas. Exxon grants Cogen a nonexclusive easement and right of way on, over, under and across the Utility Areas of Exxon's Property, as specifically described in accordance with Section 2.6, for Cogen to construct, operate, maintain, repair, replace and remove structures, wires, pipes, lines, equipment and other materials relating to water transfer

Ground Lease Agreement          - 13 -


    between the two parcels of the Demised Premises, stormwater discharge, waste water discharge and other utilities serving the Cogeneration Facility (other than water, gas and standby power supplied to Cogen by public utilities).

2.5 Access Rights of Way. Exxon grants Cogen the nonexclusive easement referred to as the Access Rights of Way for ingress and egress on, over and across Exxon's Property, as specifically described in accordance with Section 2.6, to give Cogen vehicular and pedestrian access to the Demised Premises and to enable Cogen to construct, operate, maintain, repair, replace and remove Cogen's Improvements and the Exxon System, if applicable. Under normal conditions, Cogen and its invitees will park on the Demised Premises. During turnarounds and other unusual circumstances Exxon at Cogen's request will designate additional areas for parking by Cogen and its invitees to meet their reasonable needs.

2.6 Locations of the Interconnection Areas. Utility Areas, and Access Rights of Way.

    A. The initial locations of the Interconnection and Utility Areas are described in Exhibit D. The initial Access Rights of Way are described in Exhibit E. The easements described in Exhibits D and E will run with the land.

Ground Lease Agreement          - 14 -


    B. Cogen, with the prior written consent of Exxon and subject to Section 2.11, may change the specific boundary lines and dimensions for the Interconnection Areas and Utility Areas, during construction and from time to time thereafter during the term of this Ground Lease Agreement, to enable Cogen to service new customers or to accommodate changed operating circumstances. Additionally, at any time during the term of the Ground Lease Agreement, Cogen, at the request of Exxon, will relocate the Interconnection Areas, Utility Areas, and Access Rights of Way, or any portion thereof, to other mutually agreeable locations on Exxon's Property to enable Exxon to accommodate changed operating circumstances or to sell part of Exxon's Property to a third party free of encumbrances related to the easements over the Interconnection Areas, Utility Areas, or to the Access Rights of Way. Any such relocation at the request of Exxon will be solely at Exxon's expense and will be accomplished without any unreasonable interruption of Cogen's operation. Any redetermination or relocation of the Interconnection Areas, Utility Areas, or Access Rights of Way under the provisions of this Section 2.6B will be negotiated in good faith by the Parties and will be specifically described in an instrument executed by the Parties in recordable form as an amendment to this Ground Lease Agreement.

2.7 Rights to Use Staging Areas. Subject to Section 2.11, Exxon agrees, from time to time as reasonably requested by Cogen, to

Ground Lease Agreement          - 15 -


    grant to Cogen temporary access rights to those specific portions of Exxon's Property that Exxon may designate as Staging Areas for the storage of material and equipment used by Cogen for the construction, operation, maintenance, repair, replacement or removal of the Improvements or the Exxon System, if applicable. Cogen may install temporary security fencing around the Staging Areas, subject to the right of Exxon and authorized third persons, if any, to gain access. Exxon's granting to Cogen temporary access from time to time to such Staging Areas will not be considered amending this Ground Lease Agreement.

2.8 Memorandum of Lease. The Parties will execute and acknowledge, from time to time, upon the request of either Party, (i) a Memorandum of Lease, describing the material provisions of this Ground Lease Agreement, including the priorities established by Article 3, and setting forth a description of the Demised Premises, the Interconnection Areas, the Utility Areas and the Access Rights of Way and referring to the Staging Areas and (ii) any amendments to the Memorandum of Lease, reflecting amendments to this Ground Lease Agreement, including those instruments prepared pursuant to Section
    2.6 above. The Memorandum of Lease, and any such amendments, will be recorded in the appropriate records of real property of Union County, New Jersey. When the Ground Lease terminates or, if it fails to commence (pursuant to Section 4.3) at that time, the Parties will execute and acknowledge for recordation one or more instruments to clear

Ground Lease Agreement          - 16 -


     Exxon's Property of all encumbrances or clouds created by this Ground Lease Agreement.

2.9 Safety and Security. Each Party, and authorized third persons such as Contractors and government officials, gaining access to the facilities of the other Party under this Ground Lease Agreement will abide by the other Party's safety and security rules and regulations then current and generally applicable to all employees and contractors, including those relating to obtaining required work permits.

2.10 Cooperation. Each Party will cooperate with the other so that exercise of its rights under this Article 2 will not unreasonably interfere with the operations and rights of the other and of authorized third parties, such as contractors and government officials. Exxon will extend reasonable cooperation to public utilities providing water, gas, and standby power to the Cogeneration Facility and the Exxon System, if applicable, to facilitate the provision of such services to the Cogeneration Facility and the Exxon System, if applicable.

2.11 Tank Fields. This Ground Lease Agreement will not give Cogen any easement, right of way, access or other rights respecting the two tank fields identified in Exhibit A as the Rahway River Tank Field and the Forty-Acre Tank Field and this Ground Lease Agreement will not create any encumbrances or clouds on such tank fields.

Ground Lease Agreement          - 17 -


                                   ARTICLE 3
                               MORTGAGE PRIORITY

3.1 Predetermined Areas. The Ground Lease will be a prior encumbrance against Exxon's Property (except for the tank fields referred to in Section 2.11) with respect to any mortgages or other liens that may subsequently be placed upon Exxon's Property. The recording of the Memorandum of Lease will establish the priority of this Ground Lease and this Ground Lease will have preference and precedence and be superior and prior to any such subsequent mortgage or lien on Exxon's Property.

3.2 Redetermined Areas. The amendments to this Ground Lease Agreement and the amendments to the Memorandum of the Ground Lease by the execution of the instruments referred to in Section 2.6 to reflect any redetermined or relocated Interconnection Areas, Utility Areas or Access Rights of Way will have preference and precedence and be superior to and prior to any mortgage or other lien on such redetermined or relocated Areas or Access Rights of Way that are recorded subsequent to the date of recordation of the Memorandum of Lease.


                                   ARTICLE 4
                                     TERM

4.1 Term of Ground Lease. This Ground Lease Agreement will be effective upon its execution, but the leasehold estate created

Ground Lease Agreement          - 18 -


    under this Ground Lease Agreement will not become effective, if at all, until the conditions defined in Section 4.3A are met. When these conditions are met and the Ground Lease commences, the Parties will execute an amendment to the Memorandum of Lease identifying the date of Commencement of the Ground Lease. In no event will the term of the Ground Lease continue beyond December 31, 2050. Cogen's access under this Ground Lease Agreement to Exxon's Property before the commencement of the Ground Lease is by license from Exxon, as provided in Section 4.2B, but not pursuant to the Ground Lease or any other lease.

4.2 Site Preparation.

    A. Exxon will remove the existing propane tanks, the trailers and the corrugated fabrication building from the Demised Premises and will relocate the existing railroad spurs and fire water line from the Demised Premises to locations off the Demised Premises and will install new propane tanks off the Demised Premises. Cogen will reimburse Exxon promptly for Exxon's reasonable expenses associated with the relocation of the railroad spurs and fire water line and with removal and replacement of the propane tanks, to be verified by appropriate supporting data and not to exceed an aggregate sum of $5.5 million. Before Exxon begins such site preparation work, Exxon will provide to Cogen for Cogen's information and comment a written schedule showing by month the character, timing, and magnitude of the out-of-pocket expenses and firm financial

Ground Lease Agreement          - 19 -


       commitments (such as firm orders) Exxon anticipates incurring in connection with this site preparation work. Exxon will update this schedule to reflect any significant changes as the work progresses. On a monthly basis Cogen will reimburse Exxon for such out-of-pocket expenses actually incurred by Exxon and will provide Exxon with deposits, irrevocable letters of credit, or other financial assurances reasonably satisfactory to Exxon to cover such firm financial commitments as Exxon makes them. Exxon will complete its site preparation work by November 1, 1990, except for the propane tank work which Exxon will complete by June 1, 1991, or by such later dates as suggested in writing by Cogen after Cogen reviews Exxon's schedule of the work.

    B. Cogen will remove the existing foundations and the concrete bunkers from the Demised Premises and all other objects which Cogen elects to remove from the Demised Premises. Cogen may commence such site preparation work as soon as the fluidized catalytic cracking unit turnaround and associated cleanup are completed, presently estimated to be August 1, 1990, and Cogen is hereby granted a license to enter upon the Demised Premises for such purposes commencing upon the completion of such turnaround and cleanup. Subject to Section 5.4, Cogen will bear the expense of the site preparation work which it performs, except that pursuant to Article 10 Exxon will be primarily responsible for any environmental remediation incident to such site preparation work.

Ground Lease Agreement          - 20 -


    C. The Parties anticipate that they will be doing some site preparation work on the Demised Premises concurrently, and they will cooperate with each other to facilitate their site preparation work.

    D. At any time prior to the commencement of the Construction Period under
       Section 4.3 below, if Cogen is unable to obtain financing or the necessary Governmental Authorizations, Cogen may elect not to commence the Construction Period by giving Exxon at least thirty days prior written notice. In such event, the Parties will be discharged from all unaccrued obligations under this Ground Lease Agreement as of the expiration of such thirty-day period and Cogen will remove its equipment and materials.

4.3 Construction Period.

    A. When Cogen receives the necessary commitments from the Financier and those Governmental Authorizations identified in Exhibit F for the construction and operation of its Cogeneration Facility, Cogen will give Exxon written notice to that effect, together with supporting documentation reasonably requested by Exxon. After Cogen has demonstrated that it has obtained such Governmental Authorizations and commitments from the Financier, Exxon will promptly give Cogen written notice allowing Cogen to commence construction of the Cogeneration Facility. Cogen may make the required demonstration by giving

Ground Lease Agreement          - 21 -


       Exxon copies of such Governmental Authorizations and a letter from the Financier to the effect that the Financier has entered into a loan agreement with Cogen to finance construction of the Cogeneration Facility. The Ground Lease will commence on the day that Exxon gives written notice to Cogen allowing Cogen to commence construction of the Cogeneration Facility. The period of time from the commencement of the Ground Lease to the Date of Initial Commercial Operation as described in
       Section 4.3B below may be referred to as the "Construction Period." The Parties anticipate that during the Construction Period Exxon may perform some of its site preparation work referred to in Section 4.2 above, but Exxon will not unreasonably interfere with Cogen's construction of the Cogeneration Facility.

    B. When construction and testing satisfactory to Cogen of the Cogeneration Facility are substantially completed, Cogen will promptly commence Commercial operation, as defined in Article 1, of the Cogeneration Facility and will give Exxon written notice of the Date of Initial Commercial Operation, as defined in Article 1.

    C. The Construction Period must begin by January 1, 1994, or the Ground Lease will not commence and in such event the Parties will be discharged from all unaccrued obligations under this Ground Lease Agreement. The Construction Period must be concluded by January 1, 1998, or Exxon may terminate this Ground Lease pursuant to Section 16.1D. These time limits may

Ground Lease Agreement          - 22 -


be extended by written agreement of the Parties, but not for any other reason, including Force Majeure (except Force Majeure which affects Exxon so as to prevent the commencement of the Construction Period by January 1, 1994 or its completion by January 1, 1998).

4.4 Base Term. The Base Term of the Ground Lease will commence on the Date of Initial Commercial operation and will continue for twenty-five Annual Periods, unless sooner terminated in accordance with the terms hereof.

4.5 Renewal Terms. Following the completion of the twenty-five year Base Term, the Ground Lease will be automatically renewed for two successive Renewal Terms of five Annual Periods each, the first of which will commence with the expiration of the Base Term, unless Cogen elects to terminate this Ground Lease at the expiration of the Base Term or at the expiration of the first five-year Renewal Term. Termination by Cogen in accordance with the provisions of this Section 4.5 will be valid only if Cogen provides Exxon written notice of its intent to terminate at least four years prior to the expiration of the Base Term or first five-year Renewal Term, as the case may be.

4.6 Evergreen Period. After the expiration of the second five-year Renewal Term, this Ground Lease will automatically extend into an Evergreen Period which will continue until December 31, 2048, unless either Party elects to terminate the Evergreen Period

Ground Lease Agreement          - 23 -


    earlier. Either Party may terminate the Evergreen Period at any time by giving at least five years prior written notice to the other Party. In that event, termination of the Evergreen Period will be effective five years after the notice is given, or at such other time' as the Parties may agree. If neither Party terminates the Evergreen Period earlier, the Evergreen Period will automatically terminate on December 31, 2048, and the Improvements Removal Period of this Ground Lease will come into force pursuant to Section 4.7. The automatic termination date of December 31, 2048, may not be extended for any reason, including Force Majeure.

4.7 Improvements Removal Period.

    A. Upon the expiration or other termination of the Construction Period, Base Term, any Renewal Term, or the Evergreen Period, the term of this Ground Lease will be extended, unless one of the exceptions described below in
       Section 4.7B applies, to allow Cogen promptly to remove the Improvements, for one additional term (the "Improvements Removal Period") to terminate upon the earlier to occur of (i) twenty-four months after the commencement of the Improvements Removal Period, or (ii) the date Cogen provides written notice to Exxon that Cogen has completed the removal of the Improvements pursuant to Article 17 below.

    B. The term of this Ground Lease will not be extended to include the Improvements Removal Period if Cogen neither desires nor is

Ground Lease Agreement          - 24 -


       required by Exxon to remove the Improvements pursuant to the terms of
       Article 17, or if there is a full taking by competent authority of the Demised Premises as described in Article 13.

    C. In no event will the Ground Lease continue in force beyond December 31, 2050, for any reason, including Force Majeure.


                                   Article 5
                                      RENT

5.1 Base Rent

    A. Before the commencement of the Construction Period the Ground Lease will not be in effect and Cogen will owe no rent. From the commencement of the Construction Period until the Improvements Removal Period, Cogen will pay to Exxon as rent hereunder the following amounts (unless the rent is reduced or abated pursuant to Section 5.1C below):

       (i) during the Construction Period, the sum of $15,957.00 per month, adjusted for inflation pursuant to Section 5.2, payable monthly, in advance; and

       (ii) during the Base Term and any Renewal Terms and Evergreen Period, the sum of $31,914.00 per month, adjusted for inflation pursuant to
            Section 5.2 and thereafter reduced during the first ten years of the

Ground Lease Agreement          - 25 -


            Base Term as described in Section 5.4, and payable monthly, in advance.

    B. During the Improvements Removal Period, Cogen will pay Exxon the rent specified in Section 5.1A(i) above, unless the rent is abated pursuant to
       Section 5.1C below, or unless the Improvements Removal Period is triggered by any of the events described in Sections 16.2A, 16.2B, or 16.2C below, in which case Cogen will owe Exxon no rent during the Improvements Removal Period.

    C. The rent may be reduced under the circumstances described in Section 13.3 (Partial Taking) and rent for partial months will be prorated. If Cogen terminates this Ground Lease pursuant to Sections 16.2D, 16.2E, 16.2F, or 16.2G, Cogen will be released from all obligations to pay rent after Cogen gives Exxon the two year written notice called for in Section 16.5G (including any Improvements Removal Period), as long as Cogen continues to supply Exxon's steam requirements as called for in Article 3 of the Steam Sale Agreement.

    D. Cogen will make its monthly rent payments to Exxon by the first day of each month at the address specified in Article 22 or such other addresses as Exxon may designate.

Ground Lease Agreement          - 26 -


5.2 Inflation Adjustment

    A. The rent specified in Section 5.1 will be adjusted each calendar year by multiplying the specified rent by the factor y/z, where y is the Consumer Price Index ("CPI") for all Urban Consumers for the New York-Northern New Jersey Metropolitan Area, published by the Bureau of Labor Statistics of the U.S. Department of Labor (all items figure - 1982-1984 = 100) for the month Of September immediately preceding the year in question and z is the CPI for December 1988 (which CPI for December 1988 is 126.0).

    B. If the CPI is discontinued for any reason, the Bureau of Labor Statistics will be requested to furnish a new index comparable to the CPI, together with information which will make possible the conversion to the new index in computing the adjusted rent hereunder. If for any reason the Bureau of Labor Statistics does not furnish such an index and such information, Exxon and Cogen instead will agree upon and use such other index or comparable statistics on the cost of living for the New York-Northern New Jersey Metropolitan Area as may be computed and published by an agency of the United States or a responsible financial periodical of recognized authority.

5.3 Interest. If Cogen fails to pay all or a portion of any rent payment within the time stated in this Article 5, Cogen will owe Exxon interest on the unpaid portion, which interest will accrue

Ground Lease Agreement          - 27 -


    from the date due until paid at two percent (2%) over the bank prime loan rate as reported in Federal Reserve Statistical Release H.15 (or a successor publication of similar authority, if Statistical Release H.15 is discontinued) for the day the payment becomes due; provided, however, in no event will this rate of interest exceed the maximum rate of interest permissible under the laws of the State of New Jersey.

5.4 Rent Reduction. During the first ten years of the Base Term, the rent described in Section 5.1A (ii), that is, $31,914.00 per month adjusted for inflation, will be reduced each month by the fixed sum $9,807.00 (which will not be adjusted for inflation); provided, however, that in no event will Cogen's monthly rental fall below zero. The purpose of this reduction will be to offset partially Cogen's expenditures in removing the concrete bunkers from the Demised Premises.


                                   ARTICLE 6
                 USE OF PREMISES AND OWNERSHIP OF IMPROVEMENTS

6.1 Use Limited. During the term of this Ground Lease, Cogen will use the Demised Premises, the Interconnection Areas, the Utility Areas, the Staging Areas, the projection easement area shown in Exhibit C, and the Access Rights of Way for the construction, operation, maintenance, repair, replacement, and removal of the Improvements, and (if applicable) the Exxon System, for uses reasonably related thereto and for no other purpose.

Ground Lease Agreement          - 28 -

6.2 Reliability. Safe and Lawful Use In its activities under this Ground Lease Agreement, Cogen will not commit any act which constitutes a nuisance, and will comply with all applicable and duly adopted laws, ordinances, rules and public authority regulations and all applicable material safety codes and recognized industry safety standards. The uses described in Section 6.1 will not inherently be considered to constitute a nuisance. Cogen will design, operate, and maintain the Improvements to meet safety and reliability standards consistent with steam supply to a major industrial complex. Exxon will have the right to review and comment on the reliability provisions of Cogen's design and Cogen will work with Exxon so that the above safety and reliability requirements are adequately addressed. In addition, Exxon will have the right to review and approve any Improvements installed within any easements granted by Exxon to Cogen hereunder from the perspective of maintenance access, emergency access and impact on existing or future equipment and improvements of Exxon, which approval shall not be unreasonably withheld.

6.3 Maintenance of Governmental Authorizations. Cogen will obtain and maintain all necessary Governmental Authorizations for its activities under this Ground Lease Agreement and will carry on its operations in material compliance with all such Governmental Authorizations, except that if any environmental monitoring or remediation of Exxon's Property becomes necessary, Exxon will obtain and maintain all Governmental Authorizations needed for

Ground Lease Agreement          - 29 -


    such environmental monitoring or remediation. Each Party will cooperate with the other Party in obtaining, maintaining and complying with any Governmental Authorizations necessary under this Ground Lease Agreement. Cogen will use reasonable efforts, but will have no obligation, to keep Exxon advised of significant developments with respect to its major Governmental Authorizations relating to the Improvements.

6.4 Cogen's Right to Apply for Variance or Contest.

    A. Cogen will have the right, without expense to Exxon, to apply for a variance or exception or to contest, the validity or application of any law, ordinance, order, rule, regulation, requirement or Governmental Authorization with which Cogen is responsible for compliance under Sections 6.2 or 6.3 above, provided that Cogen has no knowledge after reasonable inquiries that such application or contest would result in significant detriment to Exxon. If legally required and consented to by Exxon in writing, Cogen may make such applications or contests in the name of Exxon. Cogen will notify Exxon reasonably in advance of such applications or contests, and will keep Exxon advised of their status and outcome. If by the terms of any such law, ordinance, order, rule, regulation, requirement, or Governmental Authorization, compliance therewith may legally be delayed pending the prosecution of any such proceedings and Cogen has no knowledge after reasonable inquiries that delay will result in significant detriment to Exxon, Cogen may delay

Ground Lease Agreement          - 30 -


       such compliance until the final determination of such proceeding.

    B. Exxon will cooperate with Cogen with respect to any appropriate papers or other instruments which may be necessary or proper to permit Cogen to apply for such variance or exception or to contest the validity or application of any such law, ordinance, order, rule, regulation, requirement, or Governmental Authorization and will cooperate with Cogen in such application or contest, all at Cogen's expense.

6.5 Ownership of Improvements. Cogen will be the owner or lessee of all Improvements, which will retain their character as personal property and will remain the property of Cogen, regardless of the manner of installation or affixation of the Improvements to the Demised Premises, the Interconnection Areas, the Utility Areas and the projection easement area shown in Exhibit C. Exxon will have no legal or equitable ownership interest in the Improvements arising from this Ground Lease Agreement, and Exxon hereby subordinates any and all statutory, constitutional or common law landlord's liens affecting all or any portion of the Improvements to any liens and security interests of the Financier. Upon Cogen's request, Exxon will execute such documents as may be reasonably required to confirm the foregoing waiver and subordination. Nothing in this Ground Lease Agreement will preclude the Financier or any other person holding a security interest in any of the Improvements from removing the same in the

Ground Lease Agreement          - 31 -


    event of default by Cogen under any leasehold mortgage or any security agreement related thereto.

6.6 Status of Cogeneration Facility and Power Purchase Agreement. Cogen will promptly give Exxon written notice if the Cogeneration Facility loses its qualifying cogeneration facility status or if there is a notice of default under or material amendment to the Power Purchase Agreement.


                                   ARTICLE 7
                           EXXON'S COGENERATION UNIT

7.1 Exxon System.

    A. Subject to the terms and conditions of this Section 7.1, Cogen agrees that Exxon may construct, operate, maintain, repair, replace, and remove its own cogeneration unit, which may be referred to as the Exxon System, consisting of one gas turbine, one waste heat recovery system, one back-pressure steam turbine and appurtenant facilities, upon the Demised Premises. The Parties anticipate that Cogen will construct, operate, maintain, repair, replace, and remove the Exxon System for Exxon pursuant to Paragraph 7.1C. Therefore, Cogen agrees to accommodate the Exxon System in Cogen's design for Cogen's Cogeneration Facility, so that at a future date, should Exxon elect to install the Exxon System, it will be compatible with Cogen's Cogeneration Facility. Further, Exxon will be allowed

Ground Lease Agreement          - 32 -

       to review and comment upon Cogen's design of Cogen's Cogeneration Facility and Cogen's plan for seeking Governmental Authorizations for Cogen's Cogeneration Facility as such may impact the design and Governmental Authorizations for the Exxon System. Exxon will reimburse Cogen for any expenses reasonably incurred by Cogen as a result of the construction, operation, maintenance, repair, replacement and removal of the Exxon System.

    B. Cogen will seek to obtain, at Cogen's sole expense, the necessary environmental Governmental Authorizations relating to air emissions for the Exxon System as part of Cogen's permitting efforts for Cogen's Cogeneration Facility. Cogen is now planning to include five GE MS-7000 EA gas turbines in its Cogeneration Facility. In the event Cogen is unable to obtain such environmental Governmental Authorizations relating to air emissions of the Exxon System because Cogen's Cogeneration Facility is planned as a plant with a gross power output rating in excess of the power output rating which would have been obtained utilizing three GE MS-7000 EA gas turbines (the "Three Turbine Rating"), Cogen will redesign Cogen's Cogeneration Facility so as to enable Cogen to obtain such environmental Governmental Authorizations for the Exxon System. If such environmental Governmental Authorizations for the Exxon System cannot be obtained by Cogen even if Cogen redesigns its cogeneration Facility as a plant with a gross rating equal to the Three Turbine Rating, then Cogen will not have any further

Ground Lease Agreement          - 33 -

       obligation to seek environmental Governmental Authorizations for the Exxon System, but instead may design and develop its Cogeneration Facility as a plant with a gross rating not exceeding the Three Turbine Rating.

    C. If Cogen is successful in obtaining the environmental Governmental Authorizations for the Exxon System, and if Exxon elects to install the Exxon System, the Parties will negotiate in good faith an agreement under which Cogen or its contractors will construct, operate, maintain, repair, replace, and remove (as applicable) the Exxon System and under which Cogen will be reimbursed for actual expenses plus a reasonable administrative fee associated therewith.

    D. Nothing in this Article 7 is intended to release Cogen from any of its obligations under the Steam Sale Agreement.


                                   ARTICLE 8
                                QUIET ENJOYMENT

8.1 Environmental Condition of Exxon's Property. Exxon has conducted a limited investigation with respect to the environmental condition of the Demised Premises and has disclosed to Cogen the character and results of that investigation in a letter dated May 1, 1990. Cogen has conducted its own environmental survey, including soil and water sampling, of the Demised Premises, and has disclosed to Exxon the results of that survey. Cogen has

Ground Lease Agreement         - 34 -


    caused a title search to be performed and a title insurance commitment to be issued with respect to the Demised Premises and the Access Rights of Way. Exxon has disclosed to Cogen certain data collected in 1985 and related to the environmental condition of the Demised Premises and will disclose to Cogen additional 1985 data related to the initial locations of the Interconnection Areas, the Utility Areas, and the Access Rights of Way. Exxon, without the benefit of an independent investigation, is not aware of any outstanding judgments, pending litigation, or notices of violation relating to Exxon's Property which would preclude the construction, operation, maintenance, repair, replacement and removal of the Cogeneration Facility, but Exxon does not warrant that there are no such judgments, litigation, or notices, and subject to Section 10.1A Exxon does not warrant that the Demised Premises or any other relevant parts of Exxon's Property can be used for or are suitable for Cogen's purposes.

8.2 Cogen's Possession. Exxon has owned and continuously occupied the Demised Premises since 1907 and, to the best of Exxon's knowledge, no one is now questioning or challenging Exxon's rights of possession and ownership of the Demised Premises. Exxon will be responsible for any valid lien or judgment against the Demised Premises existing on the effective date of this Ground Lease Agreement. So long as Cogen is in compliance with this Ground Lease Agreement, during the term of the Ground Lease Cogen will have quiet, undisturbed, and continued possession of the Demised Premises, and the agreed use of the Interconnection Areas, the

Ground Lease Agreement          - 35


    Utility Areas, the Staging Areas, and the Access Rights of Way free from any claims against or actions of Exxon and all persons claiming under, by, or through Exxon.

8.3 Access. Properly accredited representatives of either Party will, with reasonable notice under the circumstances, have reasonable access to those facilities of the other Party necessary in order, in the case of Exxon, to make inspections and, in the case of both Parties, to obtain information required in connection with this Ground Lease Agreement, the Steam Sale Agreement, the Power Purchase Agreement, and any other agreements between the Parties. Each Party will make reasonable efforts to avoid interference with the operations of the other Party.


                                   ARTICLE 9
                                     TAXES

9.1 Parties' Responsibility. During the term of the Ground Lease, Cogen will pay all taxes, assessments or charges levied against and solely attributable to the Improvements. Exxon will pay all property taxes, assessments or like charges otherwise relating to the Demised Premises, the Exxon System, the Interconnection Areas, the Utility Areas, the Staging Areas and the Access Rights of Way. In the event the taxing authorities fail or refuse to issue a separate tax bill to Cogen covering only the Improvements, Cogen will be responsible only for such taxes, assessments and charges solely attributable to the Improvements.

Ground Lease Agreement          - 36 -

9.2 Tax Appeals. Either Party will have the right, with the other Party's knowledge, to contest or review all such taxes, assessments and charges by legal proceedings, or in such other manner as it may deem suitable. If either Party contests any such tax, assessment or charge, such Party may withhold or defer payment or pay under protest, but such contesting Party will protect the other Party, Exxon's Property, and the Improvements from any lien by adequate surety bond or other appropriate security. Each Party will give reasonable cooperation to the other in any proceedings brought by the other to contest taxes.

9.3 Failure to Pay. Should either Party fail to pay when due the taxes, assessments or charges which such Party is responsible for pursuant to
     Section 9.1 above, the other Party may, at its option and without waiving any other rights such Party may have under the terms of this Ground Lease Agreement or provided by law, pay such taxes, assessments or charges, together with all penalties and interest which may have been added thereto. Any such amounts so paid will become immediately due and payable upon demand by the Party paying the same.


                                  ARTICLE 10
                         ENVIRONMENTAL RESPONSIBILITY

10.1 Overall Environmental Liability. In order to facilitate segregation of Cogen's and Exxon's operations, Cogen will construct its Cogeneration Facility with concrete paving covering substantially all of the Demised Premises, in accordance with

Ground Lease Agreement          - 37 -


     normal construction practices, and, subject to Sections 14.1 and 20.3, overall environmental liability will be allocated between the Parties as follows:

     A. If any environmental remediation of the Demised Premises is necessary for the construction of the Cogeneration Facility, Exxon will be primarily responsible for such remediation, as described in Section 10.6, and will bear the direct expense of such remediation, except that Exxon will not be responsible to any entity for any resulting loss, damage, or expense associated with any delays in or other impacts on the construction, operation, maintenance, repair, replacement, or removal of the Cogeneration Facility or other equipment or facilities of Cogen. Additionally, Exxon will be liable for any other direct environmental loss, damage, or expense (including those relating to third-party claims) of Exxon or Cogen relating to Exxon's Property and resulting solely from conditions existing before Cogen commences site preparation activities on Exxon's Property or solely from the actions or inactions of Exxon or its invitees on Exxon's Property after the effective date of this Ground Lease Agreement.

     B. Cogen will be liable for any direct environmental loss, damage, or expense (including those relating to third-party claims) of Cogen or Exxon relating to Exxon's Property and which Exxon can demonstrate result solely from the actions or inactions of cogen or its invitees on Exxon's Property.

Ground Lease Agreement          - 38 -


     C. If an environmental loss, damage, or expense relating to Exxon's Property results jointly from the causes described above in Sections 10.1A and 10.1B, each Party will bear its share of liability according to the degree to which the causes for which it is responsible contributed to the loss, damage, or expense.

     D. Direct environmental loss, damage and expense will include all such losses, damages, and expenses, including fines, reasonable out-of-pocket expenses, costs of litigation, attorneys fees, costs of removing liens imposed by governmental authorities, and costs of necessary remediation such as necessary disposal or treatment of contaminated soil or ground water. Direct environmental expenses will also include reasonable costs of settling any third-party claims, provided the other Party agrees in writing with such settlements. Direct environmental loss, damage and expense will not include punitive, indirect, or consequential losses, damages, or expenses referred to in Section 14.1.

10.2 Third Party Claims. Cogen and Exxon will cooperate and assist each other in defending any environmental claims relating to Exxon's Property and made against both Parties, and in pressing related claims or counterclaims against third parties, where appropriate. In order to reduce transactional costs, Cogen and Exxon will negotiate in good faith to determine which Party will have primary responsibility for handling of any such claim.

Ground Lease Agreement          - 39 -


10.3 Triggering ECRA. Any action which would cause any entity to comply with ECRA with respect to all or any part of Exxon's Property may be referred to as triggering ECRA with respect to Exxon's Property, or simply triggering ECRA. Exxon may trigger ECRA at any time with respect to all or any part of Exxon's Property. Cogen will not take at any time any action which would trigger ECRA with respect to any of Exxon's Property, except that Cogen may trigger ECRA with respect to the Demised Premises (and perhaps a butane supply line extending to the Demised Premises and the electrical interconnect lines from the Cogeneration Facility and the land underlying those lines) at any time more than two years after the Date of Initial Commercial Operation.

10.4 Cogen's ECRA Liability. If Cogen at any time triggers ECRA with respect to any of Exxon's Property other than the Demised Premises (and perhaps a butane supply line extending to the Demised Premises and the electrical interconnect lines from the Cogeneration Facility and the ground underlying those lines), or if Cogen triggers ECRA with respect to the Demised Premises before or within two years after the Date of Initial Commercial operation, unless the action which causes Cogen to trigger ECRA is beyond Cogen's control (including bankruptcy of Cogen or foreclosure of the liens of the Financier), Cogen will be deemed to be in default under this Ground Lease Agreement and will be liable for and will promptly reimburse Exxon for all expenses which Exxon reasonably incurs because of such triggering of ECRA, up to a maximum of $10 million. Exxon will not be entitled to be

Ground Lease Agreement          - 40 -


     paid any other sums for damages to Exxon arising from such breach by Cogen. Payment by Cogen of such expenses of Exxon (up to the maximum of $10 million), however, will not be deemed to cure such default by Cogen pursuant to the first sentence of this Section 10.4, but instead Exxon, in addition to the right to be so paid, shall be entitled to terminate this Ground Lease for such default pursuant to Section 16.1A, but subject to the Financier's cure right described in Section 16.4B. If Cogen triggers ECRA with respect to the Demised Premises (and perhaps a butane supply line extending to the Demised Premises and the electrical interconnect lines from the Cogeneration Facility and the land underlying those lines) before or within two years after the Date of Initial Commercial Operation because of a cause beyond its control (including bankruptcy of Cogen or foreclosure of the liens of the Financier), or if Cogen triggers ECRA with respect to the Demised Premises (and perhaps a butane supply line extending to the Demised Premises and the electrical interconnect lines from the Cogeneration Facility and the land underlying those lines) more than two years and less than fifteen years after the Date of Initial Commercial Operation, Cogen will not be deemed to be in default of this Ground Lease Agreement, but will be liable for and will promptly reimburse Exxon for all expenses reasonably incurred by Exxon in order to comply with ECRA, up to a maximum of $2 million. The $10 million maximum and the $2 million maximum will not apply to Cogen's liability under Sections 10.1 and 10.2 above. Cogen's obligation under this Section 10.4 to reimburse Exxon promptly for expenses reasonably incurred by Exxon will apply to

Ground Lease Agreement          - 41 -


     all such expenses (up to the $10 million or $2 million cap, as applicable), whether related to the Demised Premises or to other parts of Exxon's Property and whether related to environmental conditions caused by Exxon or by any other entity. If Cogen triggers ECRA with respect to the Demised Premises more than fifteen years after the Date of Initial Commercial Operation, or if Exxon triggers ECRA, Cogen will not be obligated to reimburse Exxon for any of Exxon's expenses in complying with ECRA except to the extent that Cogen may be liable for such expenses under Sections
     10.1 or 10.2 above.

10.5 ECRA Cooperation. If either Party anticipates that ECRA will be triggered with respect to all or any part of Exxon's Property, that Party will promptly give the other Party reasonable notice to enable it to prepare for such triggering of ECRA. Subject to the provisions of sections 10.1, 10.2, 10.3, 10.4 and 20.3, Exxon will be primarily responsible for ECRA compliance with respect to Exxon's Property, including the Demised Premises, even if ECRA is triggered by Cogen. This compliance will include without limitation interacting with the New Jersey Department of Environmental Protection, making ECRA filings, developing and implementing sampling and cleanup plans if necessary, posting financial assurances, entering into administrative consent orders if appropriate, and the other actions mandated by ECRA. If ECRA is triggered, both Parties will cooperate with each other by providing appropriate data, affidavits, and other information and documentation to facilitate ECRA compliance. Exxon will have

Ground Lease Agreement          - 42 -

     complete discretion with respect to the course of action which it takes to comply with ECRA, but Exxon subject to Section 14.1 will exert reasonable efforts to mitigate the financial impact of ECRA compliance on Cogen. Cogen will have the right to review and comment on Exxon's plans for complying with ECRA and Exxon will work with Cogen to mitigate the impact of ECRA compliance on the operation of the Cogeneration Facility. Additionally, Cogen will have the right to conduct its own independent testing of soil and ground water on the Demised Premises and on any land within one hundred feet of the Demised Premises. Cogen will give Exxon reasonable access to the Demised Premises to facilitate compliance with ECRA.

10.6 General Cooperation. If any environmental remediation (other than remediation under ECRA, which is covered by Section 10.5) becomes necessary before or during the term of the Ground Lease with respect to the Demised Premises, Interconnection Areas, Utility Areas, or Access Rights of Way, Exxon will be primarily responsible subject to the provisions of Sections
     10.1 and 10.2 for that remediation and for related interactions with regulatory authorities. If any such remediation becomes necessary, both Parties will cooperate with each other by providing appropriate data, affidavits, and other information, documentation and assistance to facilitate the remediation. Exxon will have complete discretion with respect to the course of action which it takes to effect the remediation, but Exxon will exert reasonable efforts to mitigate the financial impact of any such remediation

Ground Lease Agreement          - 43 -

     on Cogen, subject to Section 14.1. Cogen will have the right to review and comment on Exxon's plans for the remediation and Exxon will work with Cogen to mitigate the impact of any such remediation on the construction, construction schedule, and operation of the Cogeneration Facility. Cogen will give Exxon reasonable access to the Demised Premises to facilitate any such remediation. At Exxon's request, Cogen will dispose of any contaminated soil or other contaminated materials that Exxon determines should be removed from the Demised Premises.

10.7 Cogen's Net Worth. From the Date of Initial Commercial Operation to the termination of the Ground Lease and until Cogen has discharged its obligations under ECRA, if any, Cogen will maintain a net worth which, when combined with the net worth of its general partner or general partners, will total at least $50 million. Net worth includes all items which would be included, in accordance with generally accepted accounting principles, under the capital portion of the balance sheet of Cogen and also includes the amount of any letter of credit in favor of Exxon, supporting a guarantee of Cogen's obligations under this Ground Lease Agreement, and issued by an entity with a long term debt rating of A or better. Net worth shall not include any letter of credit in favor of Exxon issued for the purpose provided in Section 10.8. In no circumstance shall this Section
     10.7 be construed to require the provision of a letter of credit in an amount in excess of $50 million in respect of Cogen's obligation to maintain a net worth of at least $50 million, calculated as provided above. If Cogen

Ground Lease Agreement          - 44 -


     needs to include a letter of credit to maintain a net worth of $50 million, Cogen will so advise Exxon and Cogen will not be obligated to maintain such letter of credit unless Exxon so requests.

10.8 Letter of Credit. With regard to liability under the provisions of Section
     10.4 which results from action taken or directed by any Financier, Exxon may require the Financier to either (i) provide a letter of credit substantially in the form of the letter of credit being issued by General Electric Capital Corporation described below or (ii) make such other arrangements as are reasonably satisfactory to Exxon. With respect to the initial Financier recognized by Exxon for purposes of this Ground Lease Agreement, General Electric Power Funding Corporation, Exxon will accept the letter of credit issued on the date hereof by General Electric Capital Corporation, an Affiliate of General Electric Power Funding Corporation, for the account of Cogen in favor of Exxon (or any replacement letter of credit as provided below), which letter of credit provides that Exxon may draw thereunder in various circumstances, including the impending expiry date thereof without Exxon having been furnished with a substantially similar replacement letter of credit issued by General Electric Corporation or one of its wholly-owned Affiliates or, if General Electric Power Funding Corporation or one of its Affiliates is no longer the Financier recognized by Exxon for purposes of this Ground Lease Agreement, by the Financier so recognized, provided such Financier has a long term debt rating of

Ground Lease Agreement          - 45 -


     A or better and is otherwise reasonably acceptable to Exxon. Such letter of credit also provides that in the event ECRA is triggered prior to January 1, 2013, by an action taken or directed by any Financier and that prior to the 30th day before such date no determination has been made as to one or both of (a) the obligation of Exxon to remediate or (b) the expense thereof, Exxon may draw the full amount available thereunder. It is agreed that, if Exxon draws under such letter of credit or any such replacement letter of credit because of any of the reasons specifically described above, Exxon will enter into an escrow agreement among Cogen, Exxon, the issuer of such letter of credit and an escrow agent (which must be reasonably satisfactory to Exxon) nominated by Cogen pursuant to which such escrow agent will hold the proceeds of such draw for disbursement in various circumstances (which must be reasonably satisfactory to Exxon), including the delivery to such escrow agent of a certificate substantially similar to Exhibit B-1, Exhibit B-2, Exhibit B-3 or Exhibit B-4, as the case may be, to the aforementioned letter of credit issued by General Electric Capital Corporation on the date hereof. All fees and disbursements of the escrow agent will be paid by Cogen. Funds held by the escrow agent will (subject to protection criteria reasonably acceptable to Exxon) be invested for the benefit and risk of Cogen.

Ground Lease Agreement          - 46 -


                                  ARTICLE 11
                                     LIENS

11.1 If any mechanics', materialmen's or other liens are filed against Exxon's Property or any part thereof, by reason of labor performed or materials furnished to Cogen in the construction, operation, maintenance, repair, replacement or removal of the Improvements, Cogen will, at Cogen's own cost, cause such lien or liens to be satisfied, removed, cancelled, erased, discharged of record, bonded or otherwise secured against, together with any notices of lien that may have been filed, either by payment thereof, by bonding the lien in accordance with the laws of the State of New Jersey or by such other means as may be acceptable to Exxon. Should Cogen fail to discharge any such lien or otherwise fail to satisfy Exxon with respect thereto, Exxon may, at its option, have the lien removed by bonding same or satisfying same, all at Cogen's expense, which will be in addition to any other remedies provided in this Ground Lease Agreement. Cogen will at no time cause or permit a mortgage or any other security instrument of any nature to become a lien against any part of Exxon's Property, except as otherwise provided in Article 12.

Ground Lease Agreement          - 47 -


                                   ARTICLE 12
                           PERMITTED ENCUMBRANCES ON
                      LEASEHOLD INTERESTS AND IMPROVEMENTS

12.1 General. Subject to Cogen's obligation in Article 10 not to trigger ECRA before or within two years after the Date of Initial Commercial operation due to causes within its control, Cogen may, subject to Article 20, at any time and from time to time during the term of this Ground Lease Agreement and without the consent of Exxon, encumber Cogen's interest in the leasehold estate created by this Ground Lease Agreement, in the additional rights granted to Cogen pursuant to Sections 2.2, 2.3, 2.4, 2.5, 2.6, and
     2.7 above, and in the Improvements by way of a lien, security agreement, UCC filing, chattel mortgage, leasehold mortgage, or permitted assignment containing such provisions as Cogen may deem fit and proper. Cogen recognizes that ECRA regulations currently provide that execution of a mortgage, filing of a lien, granting a security interest, assigning a lease to secure a loan, and refinancing a debt not including a sale and lease back generally would not trigger ECRA, but that certain sales or transfers of the Improvements, the Ground Lease, or certain partnership interests with respect to Cogen could trigger ECRA.

Ground Lease Agreement          - 48 -


                                  ARTICLE 13
                                EMINENT DOMAIN

13.1 Distribution of Award. If the Demised Premises, the Interconnection Areas, the Utility Areas, the Staging Areas or the Access Rights of Way are taken or condemned, in whole or in part, by any competent authority, the Parties will cooperate in applying for and in prosecuting any claim for such taking. Any award, after deduction of all expenses, including attorney's fees, incurred in connection therewith, payable to both Exxon and Cogen (or if required, to the Financier) will be distributed as follows:

     A. The portion of the award relating to the taking of Cogen's rights under this Ground Lease Agreement, lost profits of Cogen, the Improvements and, if applicable, the expense of dismantling and moving the Improvements will be paid to Cogen; and

     B. The portion of the award relating to the lost benefits of steam from the Cogeneration Facility and to the value of the land constituting the Demised Premises, the Interconnection Areas, the Utility Areas, the Staging Areas and the Access Rights of Way will be paid to Exxon.

13.2 Full Taking. In the event of a full taking of the Demised

Ground Lease Agreement          - 49 -


     Premises, the Ground Lease will automatically terminate on the date such authority requires the Cogeneration Facility to be shut down.

13.3 Partial Taking. In the event of a partial taking of the Demised Premises, or a full or partial taking of the Interconnection Areas, the Utility Areas, the Staging Areas or the Access Rights of Way by any competent authority which renders the continuation of normal operations at the Cogeneration Facility impossible, impracticable, or unduly onerous, Cogen may elect to terminate the Ground Lease under the provisions of Sections 16.2G and 16.5G. If this Ground Lease is not so terminated, it will continue in full force and effect as to those portions of the Demised Premises, the Interconnection Areas, the Utility areas, the Staging Areas and the Access Rights of Way not taken, and the rent payable hereunder will be proportionately and equitably reduced.


                                  ARTICLE 14
               LIMITATION ON LIABILITY AND DISTRIBUTION OF RISKS

14.1 Limitation on Liability for Damages. Neither Exxon nor Cogen, nor their respective officers, directors, partners, agents, employees, Affiliates, nor their successors or assigns will be liable under this Ground Lease Agreement to the other Party or its officers, directors, partners, agents, employees, Affiliates, or their successors or assigns, for any punitive,

Ground Lease Agreement          - 50 -


     indirect, or consequential losses, damages, or expenses, including loss of profits.

14.2 Distribution of Risks Between Exxon and Cogen.

     A. Cogen will compensate Exxon for any loss of or damage to Exxon's Bayway Refinery, Bayway Chemical Plant, Marketing Terminal, Technology Center, or any other property of Exxon sustained by Exxon arising out of or in connection with the ownership, construction, operation, maintenance, repair, replacement, or removal of the Improvements, limited, however, to the amount provided for in Section 14.2D plus any amounts Cogen may recover for such loss or damage from its vendors, contractors, subcontractors, or others. Subject to the limitations of Section 14.5, Cogen will make reasonable efforts to recover such damages or losses from vendors, contractors, subcontractors, and others.

     B. Cogen will be responsible for and will hold Exxon harmless from liability resulting from loss of or damage to the Improvements or any other property of Cogen located on the Demised Premises or Exxon's Property sustained by Cogen, whether or not such loss or damage is caused by the negligence of Exxon, its officers, directors, partners, agents, employees, Affiliates, or their representatives.

Ground Lease Agreement          - 51 -

     C. Except as provided otherwise herein, Cogen agrees to indemnify, hold harmless and defend Exxon, its officers, directors, partners, agents, employees, Affiliates, and their representatives from and against any and all claims, losses, damages, causes of action, suits, and liability of every kind, including all expenses of litigation, court costs, and attorney's fees, for injury to or death of any person (including Cogen's employees), or for damage to any property, arising out of or in connection with the ownership, construction, operation, maintenance, repair, replacement, or removal of the Improvements, where the injury or death or damage is caused by the negligence of Cogen, its officers, directors, partners, agents, employees, Affiliates, or their representatives as well as the contributory negligence of Exxon, its officers, directors, partners, agents, employees, Affiliates, or their representatives with Cogen or any third party, except that Cogen assumes no liability for the sole negligent acts of Exxon. It is the express intention of the Parties that the indemnity provided for in this Section 14.2C is intended by Cogen to indemnify and protect Exxon from the consequences of Exxon's own negligence, where that negligence is a concurring cause of the injury, death, or damage. Furthermore, the indemnity provided for in this Section 14.2C will have no application to any claim, loss, damage, cause of action, suit, and liability where the injury, death, or damage results from the sole negligence of Exxon

Ground Lease Agreement          - 52 -

        unmixed with the fault of Cogen, its officers, directors, partners, agents, employees, Affiliates, or their representatives.

     D. Cogen's indemnity obligations, pursuant to Sections 14.2A and 14.2C, will be initially limited to $10 million and then adjusted every five years from the effective date of this Ground Lease Agreement by application of the CPI-based formula set forth in Section 5.2 above and by rounding the results to the nearest $100,000. The limitation applies solely to the provisions of Sections 14.2A and 14.2C and does not affect any other responsibility of Cogen, including its environmental obligations under Article 10 above.

14.3 Cooperation. Exxon will furnish Cogen with written notification as soon as practicable after Exxon becomes aware of any event or circumstances which might give rise to such indemnification; provided, however, the failure of Exxon to give such written notification will not waive any rights under this Article 14, except to the extent the rights of Cogen are actually prejudiced. At Exxon's request, Cogen will defend any suit asserting a claim covered by this indemnity and will pay all associated costs and expenses (including reasonable attorneys fees and expenses) that may be incurred in enforcing this indemnity. Exxon may, at its own expense, retain separate counsel and participate in the defense of any such suit or action. Cogen will not compromise or settle a claim hereunder

Ground Lease Agreement          - 53 -

     without the prior written consent of Exxon; provided, however, that in the event such a consent is withheld, then the liability of Cogen will be limited to the aggregate of the amount of the proposed compromise or settlement, the amount of counsel fees and expenses outstanding at the time such consent is withheld, and the amount of any outstanding claim against which indemnification applies and which is not covered by the proposed compromise or settlement (together with all costs and expenses associated with such outstanding claim). Thereafter, Exxon will reimburse Cogen upon demand, for the amount of any additional liability, counsel fees and expenses incurred by Cogen over and above the amounts described above after the time such consent shall have been withheld.

14.4 Dispute of Obligation. To the extent Cogen disputes its obligation to indemnify Exxon, it will not be considered a breach of this Ground Lease Agreement for Cogen to fail to perform under this Article 14 until such time as Cogen is determined to have the obligation to indemnify under this Article 14 pursuant to an agreement reached by the Parties or by judicial determination.

14.5 Vendors. Contractors, and Subcontractors. Exxon retains the right to pursue any claim that it may have against any of Cogen's vendors, contractors, or subcontractors, arising out of or in connection with the ownership, construction, operation, maintenance, repair, replacement, or removal of the

Ground Lease Agreement          - 54 -


     Improvements, except that with respect to claims based on such activities between the effective date of this Ground Lease Agreement and two years after the Date of Initial Commercial Operation, Exxon agrees to waive all liability relating to such activities in excess of $10 million that Cogen's contractor Ebasco Constructors, Inc. and the vendors, contractors and subcontractors of Ebasco Constructors, Inc. may have to Exxon under any legal theory for any losses, damages, or expenses, including any punitive, indirect, or consequential losses, damages, or expenses, including loss of profits. Cogen retains the right to pursue any claim that it may have against any of Exxon's vendors, contractors, or subcontractors, arising out of or in connection with their activities at Exxon's Complex, except that with respect to claims based on such activities between the effective date of this Ground Lease Agreement and two years after the Date of Initial Commercial Operation, Cogen agrees to waive all liability relating to such activities in excess of $10 million that any such entity may have to Cogen under any legal theory for any losses, damages, or expenses, including punitive, indirect, or consequential losses, damages, or expenses, including loss of profits.


                                   ARTICLE 15
                                   INSURANCE

15.1 General Requirements. Cogen will carry at the effective date

Ground Lease Agreement          - 55

     of this Ground Lease Agreement and will use its best efforts to maintain in force to the end of this Ground Lease, the following insurances with companies satisfactory to Exxon:

       (i) Workers' Compensation and Employer Liability

           For all its employees who may at any time be on Exxon's Property, workers' compensation and employer's liability with limits of at least $100,000 per accident;

      (ii) Comprehensive General Liability

           Cogen's normal and customary comprehensive general liability insurance (including without limitation contractual) with limits of at least $10 million per occurrence for bodily injury and $10 million per occurrence for property damage; and

     (iii) Automobile Liability

           Automobile liability insurance covering owned, non-owned, and rented vehicles which may at any time operate on Exxon's Property, with limits of at least $10 million for injury, death, or property damage resulting from each occurrence.

Ground Lease Agreement          - 56 -


     Nothing contained in this Section 15.1 shall limit or waive Cogen's legal or contractual responsibilities to Exxon or others.


15.2 Notices and Examination. If requested by Exxon, Cogen will have its insurance carriers furnish to Exxon insurance certificates specifying the types and amounts of coverage in effect, the expiration dates of each policy, and a statement that no insurance will be canceled or materially changed during the term of this Ground Lease without thirty days prior written notice to Exxon. If requested by Exxon, Cogen will permit Exxon to examine the insurance policies, or at Exxon's option, Cogen will furnish Exxon with certified copies of the insurance policies.

15.3 Self-Insurance. Upon showing reasonable evidence of financial ability to assume loss to Exxon, Cogen may self-insure any or all of the coverages shown above.

                                  ARTICLE 16
                                  TERMINATION

16.1 Exxon's Right to Terminate. Subject to Section 16.4, Exxon will have the right, at its option, to terminate the Ground Lease upon the occurrence of any of the following events:

Ground Lease Agreement          - 57 -


     A. Cogen-defaults by failing to make timely payment of rent pursuant to
        Article 5 hereof, which failure continues for sixty days after Exxon gives Cogen and the Financier identified in Section 16.4 written notice of such failure to pay, or Cogen defaults by triggering ECRA in violation of Section 10.4; or

     B. Cogen defaults by failing substantially to perform any material obligation under this Ground Lease Agreement, other than the payment of rent or forbearance from triggering ECRA covered in Section 16.1A, which failure continues for a period of sixty days after Exxon gives Cogen and the Financier identified in Section 16.4 written notice of such nonperformance; provided, however, if such default may not reasonably be cured within such sixty-day period, this Ground Lease will not terminate pursuant to this Article 16.1B, if Cogen diligently commences to cure such default within such sixty-day period and for so long as Cogen diligently continues such efforts, unless the default continues uncured for six months after Exxon gives Cogen and the Financier identified in
        Section 16.4 such written notice; or

     C. Exxon terminates the Steam Sale Agreement because of default by Cogen;
        or

Ground Lease Agreement          - 58 -


     D. Cogen fails, after the Construction Period has commenced, to conclude the Construction Period by January 1, 1998, in which event Exxon may terminate this Ground Lease by giving Cogen prompt written notice; or

     E. Exxon terminates the Steam Sale Agreement pursuant to Article 2.3 of such agreement (dealing with failure by Cogen to commence Commercial operations by July 1, 1993, or make alternate arrangements), or Cogen ceases to be obligated to comply with the Steam Sale Agreement for any reason other than a termination of such Agreement (i) by Cogen due to a default by Exxon thereunder, (ii) by Exxon (only) at the expiration of "Base Term" (as defined in such Agreement) or of the first five year renewal thereof, (iii) by Cogen because Exxon's External Steam Requirements (as defined in such Agreement) from Cogen under such Agreement have fallen below the level specified in Section 11.2E of such Agreement and the other conditions in such Section have been satisfied, or (iv) by agreement of Cogen and Exxon; or

     F. The Ground Lease enters its Evergreen Period and Exxon gives Cogen at least five years written notice of termination pursuant to Section 4.6.

16.2 Cogen's Right to Terminate. Cogen will have the right, at its

Ground Lease Agreement          - 59 -

        option, to terminate the Ground Lease upon the occurrence of any of the following events:

     A. Exxon defaults by failing substantially to perform any material obligation under this Ground Lease Agreement, which failure continues for a period of sixty days after Cogen gives Exxon and its lenders and mortgagees identified in Section 16.4 written notice of such nonperformance; provided, however, if such default may not reasonably be cured within such sixty-day period, this Ground Lease will not terminate pursuant to this Section 16.2A, if Exxon diligently commences to cure such default within such sixty-day period and for so long as Exxon diligently continues such efforts, unless the default continues uncured for six months after Cogen gives Exxon and its lenders and mortgagees identified in Section 16.4 such written notice; or

     B. Cogen terminates the Steam Sale Agreement because of default by Exxon;
        or

     C. Cogen terminates the Steam Sale Agreement under Article 11.2E of such agreement (dealing with decreased need for Steam by Exxon); or

Ground Lease Agreement          - 60 -


     D. The Power Purchase Agreement is terminated for any reason and is not replaced by a similar agreement to sell power; or

     E. Cogen is unable to receive or maintain the Governmental Authorizations necessary lawfully to construct, operate, and maintain the Cogeneration Facility due to Force Majeure (and not due to repeated violations by Cogen of such authorizations for reasons other than Force Majeure); or

     F. The Demised Premises, the Interconnection Areas, the Utility Areas, or the Access Rights of Way cannot be used for Cogen's purposes as specified in Article 6 and the Parties cannot relocate the Interconnection Areas, Utility Areas or Access Rights of Way pursuant to
        Section 2.6 to their mutual satisfaction, or if Cogen is unable to obtain water, gas, or standby power for the Cogeneration Facility; or

     G. There is a partial taking allowing termination in accordance with
        Section 13.3; or

     H. The Ground Lease continues to the end of the Base Term, or either Renewal Term, or into the Evergreen Period and Cogen gives any of the notices of termination specified in Article 4.

Ground Lease Agreement          - 61 -


     Any notice from Cogen to Exxon of termination of the Ground Lease will be effective only if such notice either (i) is joined in by the Financier in writing, if there is a Financier then in existence, or (ii) certifies on its face that there is no Financier.

16.3 Automatic Termination. The Ground Lease will automatically terminate as of the effective date set forth in Section 16.5 below if

     A. The Ground Lease continues in effect to December 31, 2050; or

     B. There is a full taking by competent authority of the Demised Premises, as described in Article 13; or

     C. This Ground Lease Agreement is rejected pursuant to Section 365 of the Bankruptcy Code of 1978, as amended, or any successor provision thereto, in a case wherein Cogen is the debtor.

16.4 The Financier, Lenders and Mortgagees.

     A. Exxon will have no right to terminate this Ground Lease for default pursuant to Sections 16.1A, 16.1B, or 16.1C above, until Exxon (i) has provided the Financier substantially the same notices which Exxon is obligated to provide to

Ground Lease Agreement          - 62 -

        Cogen pursuant to Sections 16.1A or 16.1B, or 16.5A; and (ii) has provided the Financier the same right to cure such default as Cogen; and
        (iii) in the case of defaults which are susceptible of being cured only if the Financier has access to the Demised Premises, the Improvements, the Interconnection Areas, the Utility Areas and the Access Rights of Way (and only in the case of such defaults), has provided the Financier six additional months subsequent to the end of the period for the cure of any such default in Section 16.1B, without extension for any period contemplated in Article 19, to cure such default, provided that the Financier has pursued and continues to pursue with diligence, continuity and good faith all actions to enable the Financier to obtain access in order to cure, and to cure, such default. Exxon and Cogen hereby grant to the Financier a non-exclusive license, irrevocable for the term of the Ground Lease, to have access to and to use the Demised Premises, the Improvements, the Interconnection Areas, the Utility Areas and the Access Rights of Way for the purpose of curing any default by Cogen under clause (ii) above, or under Article 11.4A (ii) of the Steam Sale Agreement, in any case in which such default is not subject to cure in a reasonably practicable manner without access to the Demised Premises, the Improvements, the Interconnection Areas, the Utility Areas and the Access Rights of Way. Cogen will have no right to terminate this Ground Lease pursuant to Section 16.2A above, until Cogen (i) has provided any lender to whom Exxon has assigned this

Ground Lease Agreement          - 63 -

        Ground Lease Agreement to secure a loan and has provided any mortgagee holding a mortgage on all or any part of Exxon's Property substantially the same notices which Cogen is obligated to provide to Exxon pursuant to Section 16.2A, and (ii) has provided such lender or mortgagee the same right to cure as Exxon, provided that Exxon has previously given Cogen actual notice of the appropriate contact person and address for any such lender or mortgagee.


     B. In the event Cogen defaults pursuant to the terms of the first sentence of Section 10.4, Exxon agrees not to terminate this Ground Lease if the Financier, within sixty days after receiving notice of such default, pays to Exxon the sums provided for in such first sentence of Section
        10.4 and thereafter takes appropriate steps to foreclose upon or otherwise obtain title to or possession of the Cogeneration Facility.

16.5 Effective Date of Termination.

     A. If an event described in Sections 16.1A or 16.1B occurs, or if the termination described in Section 16.1C occurs, Exxon may promptly give Cogen a written notice of termination (which, in the case of triggering ECRA, will be the first written notice) which will trigger immediately the commencement of the Improvements Removal Period described

Ground Lease Agreement          - 64 -


        in Section 4.7 and the Ground Lease will terminate when the Improvements Removal Period terminates.

     B. If Cogen fails to conclude the Construction Period by the time provided in Section 16.1D, Exxon may give Cogen the written notice provided for in Section 16.1D, which notice will trigger immediately the commencement of the Improvements Removal Period described in Section 4.7 and the Ground Lease will terminate when the Improvements Removal Period terminates.

     C. If Exxon terminates the Steam Sale Agreement pursuant to Article 2.3 of such agreement after this Ground Lease has commenced, or if Cogen ceases to be obligated to comply with the Steam Sale Agreement for any reason other than as specified in Section 16.1E, in each case, Exxon may give Cogen prompt written notice that Exxon is electing to terminate the Ground Lease as well, and this written notice will trigger immediately the commencement of the Improvements Removal Period and the Ground Lease will terminate when the Improvements Removal Period terminates.

     D. If Exxon gives Cogen notice of termination of the Ground Lease during the Evergreen Period pursuant to Section 4.6, the Improvements Removal Period will commence on the date specified in the notice and the Ground Lease will terminate when the Improvements Removal Period terminates.

Ground Lease Agreement                 - 65 -

     E. If a default described in Section 16.2A occurs, Cogen may promptly give Exxon a second written notice which will trigger immediately the commencement of the Improvements Removal Period and the Ground Lease will terminate when the Improvements Removal Period terminates.

     F. If any event described in Section 16.2B or 16.2C occurs, Cogen may give Exxon prompt written notice which will trigger immediately the commencement of the Improvements Removal Period and the Ground Lease will terminate when the Improvements Removal Period terminates.

     G. If any event described in Sections 16.2D, 16.2E, 16.2F or 16.2G occurs, Cogen may give Exxon prompt written notice. This notice will trigger the commencement of the Improvements Removal Period immediately, if the Ground Lease is in the Construction Period, otherwise two years after such notice is given, and the Ground Lease will terminate when the Improvements Removal Period terminates.

     H. If Cogen gives Exxon notice of termination of the Ground Lease during the Base Term, either Renewal Term, or during the Evergreen Period pursuant to Sections 4.5 or 4.6, the Improvements Removal Period will commence on the date specified in the notice and the Ground Lease will terminate when the Improvements Removal Period terminates.

Ground Lease Agreement          - 66 -

     I. If the Evergreen Period continues in effect until December 31, 2048, the Improvements Removal Period will commence on January 1, 2049, and the Ground Lease will terminate when the Improvements Removal Period terminates, and in any event not later than December 31, 2050.

     J. If there is a full taking as described in section 13.2, there will be no Improvements Removal Period and the Ground Lease will terminate on the date the governmental authority requires the Cogeneration Facility to be shut down.

     K. If this Ground Lease Agreement is rejected pursuant to Section 365 of the Bankruptcy Code of 1978, as amended, or any successor provision thereto, in a case wherein Cogen is the debtor, the Ground Lease will terminate on the effective date of such rejection.

16.6 Cooperation. If the Ground Lease is terminated for any reason, the Parties will work together to achieve a smooth transition.


                                   ARTICLE 17
                            REMOVAL OF IMPROVEMENTS

17.1 During the Improvements Removal Period or as soon as is practicable following any rejection described in Section 16.3C (subject to any rights of Financier, its nominee, or designee

Ground Lease Agreement          - 67 -

     in the Improvements) Cogen may, and will, at Exxon's written request given not later than any termination of the Construction Period, Base Term, any Renewal Term, or the Evergreen Period pursuant to Section 16.1 above, or at Exxon's written request given within and not later than thirty days after any other termination of the Construction Period, Base Term, any Renewal Term or the Evergreen Period, at Cogen's expense, remove all or any portion of the Improvements from Exxon's Property and will restore Exxon's Property to as near its original condition as is practicable, except that Cogen may cut off, blank, and leave in place any below-ground utility and interconnection services in the Interconnection Areas or Utility Areas (but not on the Demised Premises). Any such below-ground utility and interconnection services that contain or have contained any hydrocarbon or other hazardous substance will be purged and cleaned by Cogen to Exxon's satisfaction prior to blanking. In the event Exxon does not request such removal and any of the Improvements are not removed, all such Improvements will be deemed abandoned to Exxon without any payment being due from Exxon and Cogen will have no further liability with regard thereto. In the event that Exxon requests removal and Cogen fails to remove all or any portion of the Improvements, Exxon may remove such Improvements at Cogen's expense.

Ground Lease Agreement          - 68 -

                                  ARTICLE 18
                                   NONWAIVER

18.1 The various rights, remedies, options, and elections of Exxon and Cogen as expressed herein are cumulative, and the failure of Exxon or Cogen to enforce strict performance by the other Party of the provisions of this Ground Lease Agreement or to exercise any right, election, or option or to resort or have recourse to any remedy herein conferred will not be construed or deemed to be a waiver or a relinquishment of the future enforcement by Exxon or Cogen of any such provisions, rights, options, elections, or remedies, but the same will continue in full force and effect.


                                  ARTICLE 19
                                 FORCE MAJEURE

19.1 Definition. Except for the obligations of a Party to make payments when due under this Ground Lease Agreement, the Parties will be excused from delays in performance or failures to perform their respective obligations hereunder and will not be liable in damages or otherwise, if and only to the extent that such delays or failures are caused by Force Majeure. The term "Force Majeure" means any cause beyond the reasonable control of the affected Party, including, without limitation, storm, flood, lightning, drought, earthquake, fire, explosion, civil disturbance, labor dispute, act of God or the public

Ground Lease Agreement          - 69 -


     enemy, or action of a court or governmental authority. Financial distress of either Party, late delivery of materials or equipment (unless itself caused by Force Majeure), or inadequate performance by contractors (unless itself caused by Force Majeure) will not be considered Force Majeure.

19.2 Burden of Proof. The burden of proof as to whether an event or condition of Force Majeure has occurred will be upon the Party claiming that it should be excused from performing its obligations hereunder due to the occurrence of such an event or condition.

19.3 Condition. If either Party relies on Force Majeure as a basis for being excused from performance of its obligations under this Ground Lease Agreement, then the Party relying on Force Majeure will:

     A. Give prompt oral notice to the other Party, confirmed promptly in writing, of the occurrence of the event or condition, with an estimate of its expected duration and probable impact on the performance of its obligations hereunder;

     B. Exercise all reasonable efforts to continue to perform its obligations hereunder;

Ground Lease Agreement          - 70 -


     C. Expeditiously take action to correct or cure the event or condition excusing performance to the extent reasonably practicable;

     D. Exercise all reasonable efforts to mitigate or limit damages to the other Party; and

     E. Give prompt oral notice to the other Party, confirmed promptly in writing, of the cessation of the event or condition giving rise to its excusal from performance.

19.4 Labor Disputes. This Article 19 will not require the settlement of any strike, walkout, lockout, or other labor dispute on terms which, in the judgment of the Party involved, are contrary to its interests. The settlement of such labor disputes will be at the sole discretion of the Party involved.

                                  ARTICLE 20
                           ASSIGNMENT AND SUBLETTING

20.1 By Exxon. Exxon may freely assign this Ground Lease Agreement, which will be binding on and inure to the benefit of the successors and assigns of Exxon. Upon any such assignment, Cogen will attorn to and recognize such successor and assignee of Exxon as lessor under this Ground Lease Agreement.

Ground Lease Agreement          - 71 -

20.2 By Cogen. Cogen will not grant any subleases under this Ground Lease Agreement. Cogen will not assign, transfer, mortgage, pledge, or hypothecate this Ground Lease Agreement at any time, except that

     A. Cogen may at any time assign, mortgage, pledge, or hypothecate this Ground Lease Agreement in accordance with Article 12, provided that such transaction is accomplished in a way that does not trigger ECRA with respect to any part of Exxon's Property (unless the transaction is caused by a foreclosure, which is permitted any time under Section 20.4C below even if the foreclosure triggers ECRA); and

     B. Following two years after the Date of Initial Commercial Operation, Cogen may assign or transfer this Ground Lease Agreement to an unrelated entity, provided that such unrelated entity will also assume Cogen's rights and obligations under the Steam Sale Agreement, and (i) first deliver to Exxon its written assumption agreement substantially in the form of Exhibit G-1 to be bound by all of the provisions of this Ground Lease Agreement and the Steam Sale Agreement; (ii) have the personnel, experience, equipment and other resources reasonably required to perform its obligations under this Ground Lease Agreement and the Steam Sale Agreement; (iii) be financially capable based upon reasonable standards of performing its obligations under this Ground Lease Agreement and the Steam

Ground Lease Agreement          - 72 -


        Sale Agreement; and (iv) be in other respects reasonably acceptable to Exxon. Subject to Section 20.4, this Ground Lease Agreement will be binding on and inure to the benefit of the successors and assigns of Cogen.

20.3 Continuing Obligations.

     A. No assignment of this Ground Lease Agreement by Exxon or Cogen pursuant to Section 20.1 or 20.2 or Article 21 will operate to relieve Exxon or Cogen of its obligations to comply with ECRA, or of any obligations to the other under this Ground Lease Agreement which have accrued prior to the effective date of the assignment. An obligation will be deemed to have accrued before the effective date of an assignment only if all the substantive elements of the obligation have accrued by that date. An assignment of this Ground Lease Agreement will relieve the assignor of any obligations to the other Party under this Ground Lease Agreement which have not accrued before the effective date of the assignment; provided, however, that the assignor shall continue to be obligated under this Ground Lease Agreement if any such assignment shall be ineffective. Once Cogen or Exxon has complied with ECRA, such party will not be responsible to the other party for any additional compliance with ECRA, even if ECRA clean-up standards subsequently change.

Ground Lease Agreement          - 73 -

     B. If Exxon assigns this Ground Lease Agreement to an entity having a net worth of at least $250 million and an investment grade bond rating, Exxon will be relieved at the time of such assignment from any and all obligations to Cogen (which have not accrued before the effective date of the assignment as described in Section 20.3A) arising from or relating to the environmental condition or any contamination of Exxon's Property, whether such obligations are based on this Ground Lease Agreement, or on any applicable federal, state, or local statute or regulation, or on common law, or on any other legal theory or cause of action.

     C. If Exxon assigns this Ground Lease Agreement to an entity which does not have a net worth of at least $250 million and an investment grade rating, Cogen may maintain a claim against Exxon arising from or relating to the environmental condition or any contamination of Exxon's Property only if such claim can be brought under applicable federal, state, or local statute or regulation (except ECRA, which Exxon is obligated to comply with under Section 20.3A), or common law (and not under this Ground Lease Agreement, which is covered by Section 20.3A) and only if all of these conditions are met:

        (i)   Cogen first diligently pursues legal remedies which

Ground Lease Agreement          - 74 -


              Cogen may have with respect to such environmental condition or contamination against the entity to whom Exxon assigned the Ground Lease Agreement and subsequent assignees, if applicable;

        (ii) Such assignee or subsequent assignees do not meet their obligations to Cogen arising from or relating to the environmental condition or contamination of Exxon's Property; and

        (iii) Cogen provides written notice to Exxon of its claim against Exxon within two years after the effective date of the termination of this Ground Lease Agreement (which will be no later than December 31, 2050).

     D. As used in Sections 20.3B and 20.3C, net worth includes all items which would be included, in accordance with generally accepted accounting principles, under the equity portion of the balance sheet of the entity in question. Investment grade bond rating means that the entity has an investment grade bond rating by either Moody's or Standard & Poor's or equivalent measure of financial stability.

20.4 Rights of the Financier and Other Mortgagees and Lenders.

     A. With regard to the initial Financier (General Electric
        Power Funding Corporation), Exxon upon request of such

Ground Lease Agreement          - 75 -


        Financier (i) will first execute and deliver a consent to assignment substantially in the form shown in Exhibit H, and (ii) will execute and deliver, upon the commencement of the Construction Period (as defined in Section 4.3A) and termination of the consent to assignment, a consent to leasehold mortgage substantially in the form shown in Exhibit I. With respect to the designated Affiliate of General Electric Power Funding Corporation, upon (a) any refinancing of the initial loan for the construction of the Cogeneration Facility, (b) acknowledgment by General Electric Power Funding Corporation in writing that it is no longer the Financier to be recognized by Exxon for purposes of this Ground Lease Agreement and (c) the request of such designated Affiliate, Exxon and Cogen will execute and deliver a recognition agreement substantially in the form shown in Exhibit J. Thereafter, if Cogen assigns, mortgages, pledges, or hypothecates this Ground Lease Agreement and the leasehold estate to secure a loan from another Financier to be recognized as the Financier by Exxon for purposes of this Ground Lease Agreement, pursuant to Section 20.2 above, in connection therewith Exxon will execute a similar consent to any such assignment as may be reasonably requested by the other Financier and Exxon will give the information specified in
        Section 20.5 below.

     B. On instructions from the Financier, unless otherwise directed by a court of competent jurisdiction, Exxon will make all payments due Cogen under this Ground Lease

Ground Lease Agreement          - 76 -

        Agreement in accordance with the written instructions of the Financier in conformity with its documentation with Cogen, and in such event Exxon will not be liable to Cogen for such payments.

     C. If Cogen becomes in default under any loan documentation with the Financier or any successor or assign of Financier holding a mortgage, pledge or hypothecation of Cogen's interest in this Ground Lease Agreement, the Financier or such successor or assign may assume or cause a third party to assume Cogen's rights and obligations under this Ground Lease Agreement at any time, provided that the Financier or such successor, assign, or third party must first give Exxon reasonable written notice of such assumption, which notice shall contain a request (which specifically references this Section 20.4C) for a list of all defaults of Cogen under this Ground Lease Agreement and the Steam Sale Agreement, at least thirty days in advance and must first (i) enter into an agreement with Exxon agreeing to assume Cogen's rights and obligations thereafter accruing under this Ground Lease Agreement and the Steam Sale Agreement and to cure all existing defaults of Cogen under this Ground Lease Agreement and the Steam Sale Agreement that can be cured (including without limitation paying all amounts owed by Cogen to Exxon, subject to the caps set forth in Article 10 and in Exhibit G-3, if applicable) pursuant to and as provided in an assumption agreement

Ground Lease Agreement          - 77 -


        substantially in the form of Exhibit G-2; provided that the Financier or any nominee or designee of the Financier holding the interest in this Ground Lease Agreement for the benefit of the Financier may enter into such an assumption agreement substantially in the form of Exhibit G-3;
        (ii) have the personnel, experience, equipment, and other resources reasonably required to perform its obligations under this Ground Lease Agreement and the Steam Sale Agreement; (iii) be financially capable based upon reasonable standards of performing its obligations under this Ground Lease Agreement and the Steam Sale Agreement, and (iv) be in the other respects reasonably acceptable to Exxon. In such event, Exxon will accept performance by such Financier, successor, assign, or third party and the time limitation in Section 20.2 respecting assignment by Cogen will not apply to such Financier, successor, assign, or third party. Similarly, if the general partner of Cogen becomes in default under its partnership agreement with the designated Affiliate of General Electric Power Funding Corporation (as described in Article 1), the designated Affiliate may designate a new general partner of Cogen, provided that such new general partner has the personnel, experience, equipment and other resources reasonably required to perform its obligations under this Ground Lease Agreement and the Steam Sale Agreement and is in other respects reasonably acceptable to Exxon. Exxon agrees that General Electric Company and General Electric Power Funding

Ground Lease Agreement          - 78 -


        Corporation meet the requirements of this Section 20.4C (ii), (iii), and
        (iv) (and the comparable requirements of Section 20.4F (ii) (b), (c), and (d)).

     D. Following the assumption of Cogen's rights and obligations under this Ground Lease Agreement by the Financier or its successor, assign, or a third party pursuant to Section 20.4C, such Financier, successor, assign, or third party may assign its rights and obligations under this Ground Lease Agreement to any entity, provided that such Financier, successor, assign, or third party must first give Exxon reasonable written notice of such assignment at least thirty days in advance and must first meet the requirements of Section 20.4C (i), (ii), (iii), and
        (iv). Any such entity may with reasonable written notice to Exxon at least thirty days in advance assign its rights and obligations under this Ground Lease Agreement to other entities meeting the requirements of Section 20.4C (i), (ii), (iii), and (iv). In such event, Exxon will accept performance by such entity.

     E. Notwithstanding any other provision of this Ground Lease Agreement, after the Financier or any successor, assign, third party or other entity referred to in Section 20.4C or 20.4D above assumes Cogen's rights and obligations under the Ground Lease Agreement, Exxon will retain all of its rights under this Ground Lease Agreement, including without

Ground Lease Agreement          - 79 -


        limitation the right to terminate the Ground Lease for any of the reasons specified in Article 16. Further, Cogen and the Financier (and its successors and assigns) will give Exxon concurrent notice of any default by Cogen and the exercise by Financier (and its successors and assigns) of any remedy under any of the documentation between Cogen and Financier (and its successors and assigns) pertaining to the Cogeneration Facility. If the Financier or any assignee of the Financier becomes entitled to remove the Improvements from Exxon's Property, Exxon will not interfere with the exercise of such right of removal.

     F. In the event of the rejection of this Ground Lease Agreement and the Steam Sale Agreement prior to their stated expiration dates pursuant to
        Section 365 of the Bankruptcy Code of 1978, as amended, or any successor provision thereto, in a case wherein Cogen is the debtor, Exxon will enter into both a new ground lease of the Demised Premises and a new steam sale agreement with the Financier or the same nominee or designee of the Financier for the remainder of the term of this Ground Lease Agreement and the Steam Sale Agreement, respectively (assuming no rejection had occurred), effective, in each case, as at the date of such rejection and upon substantially the same covenants, agreements, terms, provisions and limitations herein contained and therein

Ground Lease Agreement          - 80 -

        contained (in each case, excluding a provision equivalent to this Section 20.4F), provided:

        (i) the Financier delivers a written request to Exxon for such new ground lease and new steam sale agreement within thirty days from the date of such rejection, which written request is accompanied by payment to Exxon of all amounts due to Exxon under this Ground Lease Agreement and the Steam Sale Agreement and unpaid as at the date of such request and which request identifies the party to act as lessee under such new ground lease and supplier under the new steam sale agreement;

        (ii) the Financier or such nominee or designee who is to act as lessee under such new ground lease and supplier under the new steam sale agreement must (a) cure all existing defaults of Cogen under this Ground Lease Agreement and the Steam Sale Agreement that can be cured and that would exist but for such rejection (including without limitation paying all amounts owed by Cogen to Exxon, subject to the limitations of recovery set forth in Article 10),
              (b) have the personnel, experience, equipment, and other resources reasonably required to perform its obligations under the new ground lease agreement and the new steam sale agreement, (c) be financially capable based upon

Ground Lease Agreement          - 81 -


              reasonable standards of performing its obligations under the new ground lease agreement and the new steam sale agreement, and (d) be in the other respects reasonably acceptable to Exxon;

        (iii) such new ground lease agreement and new steam sale agreement will expressly provide that Exxon will not be required to deliver actual possession of the Demised Premises on the date of execution and delivery thereof free of lessees, tenants or other occupants;

        (iv) such new ground lease agreement and new steam sale agreement will expressly provide that with respect to all representations, warranties and covenants of Exxon under the new ground lease agreement and new steam sale agreement that refer to the "date hereof" or "effective date of this Agreement" or words or phrases or provisions of similar import, the same refer to the date of this Ground Lease Agreement and of the Steam Sale Agreement, respectively, and not the date of execution and delivery of such new ground lease agreement and new steam sale agreement and it is agreed that Exxon will not be obligated to remove any liens placed on the Demised Premises or any other part of Exxon's Property subsequent to the date hereof;

Ground Lease Agreement          - 82 -


        (v) the last sentence of Section 8.2 of such new ground lease agreement will expressly exclude Cogen, this Ground Lease Agreement and persons claiming by, through or under Cogen or its successors and assigns under this Ground Lease Agreement (and actions or omissions of such persons) and claims and actions of the same from the operation thereof; and

        (vi) the Financier or such nominee or designee enters into both a new ground lease agreement and a new steam sale agreement, unless the Steam Sale Agreement has been previously terminated in accordance with its terms other than in the event the Steam Sale Agreement is rejected pursuant to Section 365 of the Bankruptcy Code of 1978, as amended, or any successor provision thereto, in a case wherein Cogen is the debtor.

     G. If Cogen acquires the fee title to the Demised Premises, or Exxon acquires Cogen's leasehold estate in the Demised Premises, or a third party acquires both the fee title and the leasehold estate in the Demised Premises, so long as any leasehold mortgage or other mortgage relating to Exxon's Property is in effect, Cogen and Exxon intend that to the extent permitted by law the fee title to the Demised Premises and the leasehold estate of Cogen in the Demised Premises created by this Ground Lease Agreement will remain

Ground Lease Agreement          - 83 -


        separate, and will not merge without the prior written consent of the Financier and any other affected mortgagee.

     H. So long as there exists a Financier, Exxon and Cogen will not, without the prior written consent of the Financier (which consent will not be unreasonably delayed or withheld) enter into a written amendment of this Ground Lease Agreement; provided, however, that no such consent of the Financier will be required for a redefinition of the Demised Premises pursuant to Section 2.1 above, or for changes in the projection easement described in Exhibit C, or for changes and relocations of the Interconnection Areas, Utility Areas, and Access Rights of Way pursuant to Section 2.6B above.

     I. The Financier's name may be added to the loss payable endorsement of any insurance policies which Cogen carries pursuant to Article 15. In the event of a casualty loss or condemnation, Cogen's share of the proceeds from any such insurance policies or from a condemnation proceeding may be paid to the Financier and the Financier may apply Cogen's share of such proceeds in accordance with the terms of the leasehold mortgage.

20.5 Status Certificates. Either Party from time to time at the request of the other Party will sign promptly a written certificate confirming that this Ground Lease Agreement has

Ground Lease Agreement          - 84 -

     been duly authorized, is valid, and does not conflict with the articles of incorporation, by-laws, or partnership agreement of the Party in question, and stating whether the Ground Lease Agreement is in full force and effect; whether it has been modified or amended, and if so, the substance of such modification or amendment; whether there have been any uncured defaults; whether there are any offsets, counterclaims, or defenses to be asserted by that Party against the other under this Ground Lease Agreement; and such other information as may be reasonably requested.


                                   ARTICLE 21
                   EXXON'S COMPLEX, PROPERTY, AND OPERATIONS

21.1 Sale or Other Transfer. At any time Exxon may sell or transfer all or any part of Exxon's Complex or Exxon's Property to any Affiliate of Exxon or any third party. Exxon recognizes that in such event Exxon may be obligated to comply with ECRA.

21.2 Operations. At any time Exxon may increase, reduce, discontinue, or change the character of its operations at Exxon's Complex.

Ground Lease Agreement          - 85 -


                                  ARTICLE 22
                              NOTICE AND SERVICE

22.1 Notice. All notices, requests, demands and other communications required or permitted under the terms of this Ground Lease Agreement will be sufficient in form if in writing and will be deemed to be duly given if delivered by personal service, telegram, or mailed certified or registered first class mail, postage prepaid, properly addressed to the Party entitled to receive such notice pursuant to Section 22.3.

22.2 Date of Service.

     A. Mail. If a notice is sent by registered or certified mail, it will be deemed given within three days, excluding Saturdays, Sundays, or legal holidays of the State of New Jersey, after deposit of the same in the United States mail, postage prepaid, except as otherwise demonstrated by a signed receipt.

     B. Telegram. If a notice is given by telegram, it will be deemed given eighteen hours after delivery to the telegram company.

Ground Lease Agreement          - 86 -


     C. Personal Service. If a notice is given by personal service, it will be deemed given upon the date of actual delivery to the address of the Party to be notified.

22.3 Addresses. Notices may be sent to the Parties at the following addresses:

     A. Lessee:            Cogen Technologies Linden
                           Venture, L.P.
                           c/o Cogen Technologies, Inc.
                           1600 Smith Building
                           Suite 5000 - 50th Floor
                           Houston, Texas 77002
                           Attn.: Mr. Robert C. McNair
                                  President


     B. Lessor:            Exxon Corporation
                           c/o Exxon Company, U.S.A.
                           1400 Park Avenue,
                           Linden, New Jersey 07036
                           Attn.: Refinery Manager


     or to such other and different persons or addresses as may be designated by the Parties.

Ground Lease Agreement          - 87 -


                                  ARTICLE 23
                    CONSENT NOT TO BE UNREASONABLY WITHHELD

23.1 Whenever either Party requests any consent, permission, or approval which may be required or desired by that Party pursuant to the provisions hereof, the other Party will not unreasonably withhold or postpone the grant of such consent, permission, or approval.


                                  ARTICLE 24
                                  AMENDMENTS

24.1 No amendment or modification of the terms of this Ground Lease Agreement will be binding on either Exxon or Cogen unless reduced to writing and signed by both Parties.


                                  ARTICLE 25
                                 CHOICE OF LAW

25.1 This Ground Lease Agreement will be governed by and construed in accordance with the laws of the State of New Jersey.


                                  ARTICLE 26
                                 RENEGOTIATION

26.1 Should any term or provision of this Ground Lease Agreement be

Ground Lease Agreement          - 88 -


     found invalid by any court or regulatory body having jurisdiction thereover, the Parties will immediately renegotiate in good faith such term or provision of the Ground Lease Agreement to eliminate such invalidity, consistent with the intent of this Ground Lease Agreement.


                                  ARTICLE 27
                               OTHER AGREEMENTS

27.1 This Ground Lease Agreement and the Steam Sale Agreement supersede all prior oral and written agreements and understandings of the Parties relating to the subject matters hereof. This Ground Lease Agreement and the Steam Sale Agreement constitute the entire agreement and understanding of the Parties relating to the subject matters hereof.


                                  ARTICLE 28
                                 NO COMMISSION

28.1 No real estate agent or broker has negotiated this Ground Lease Agreement and no real estate commission, finder's fee or similar fee will be due and payable if the transaction covered hereby is consummated. Exxon and Cogen hereby agree to indemnify and hold the other Party harmless against all entities (if any there be) claiming any real estate commission, finder's fee or similar fee under or through the

Ground Lease Agreement          - 89 -


     indemnifying Party as a result of the transaction covered hereby.


                                  ARTICLE 29
                                   CAPTIONS

29.1 All indices, titles, subject headings, section titles, and similar items are provided for the purpose of reference and convenience and are not intended to be inclusive, definitive, or to control the meaning, content, or scope of this Ground Lease Agreement.


                                   ARTICLE 30
                                  COUNTERPARTS

30.1 This Ground Lease Agreement may be executed in any number of counterparts, and each executed counterpart will have the same force and effect as an original instrument.


                                  ARTICLE 31
                                   AUTHORITY

31.1 Representations and Warranties of Exxon. Exxon hereby represents and warrants to Cogen as follows:

     A. Exxon is a corporation duly organized and existing in good standing under the laws of the State of New Jersey.

Ground Lease Agreement          - 90 -

     B. Exxon possesses all requisite power and authority to enter into and perform this Ground Lease Agreement and to carry out the transaction contemplated herein.

     C. No suit, action or arbitration, or legal, administrative or other proceeding is pending against Exxon that would affect the validity or enforceability of this Ground Lease Agreement or the ability of Exxon to materially fulfill its commitments hereunder.

31.2 Representations and Warranties of Cogen. Cogen hereby represents and warrants to Exxon as follows:

     A. Cogen is a limited partnership duly organized and existing under the laws of the State of Delaware and is duly qualified to do business in the State of New Jersey.

     B. Cogen possesses all requisite power and authority to enter into and perform this Ground Lease Agreement and to carry out the transactions contemplated herein.

     C. No suit, action or arbitration, or legal, administrative or other proceeding is pending against Cogen that would affect the validity or enforceabilty of this Ground Lease Agreement or the ability of Cogen to materially fulfill its commitments hereunder.

Ground Lease Agreement          - 91 -


IN WITNESS WHEREOF, the Parties have caused this Ground Lease Agreement to be signed by their respective officers duly authorized as of the day and year first set forth above.


ATTESTED BY:                       EXXON CORPORATION


/s/ R.L. Holmberg                  By: /s/ R.W. Upchurch, Jr.
---------------------------           --------------------------
Assistant Secretary of                 R. W. Upchurch, Jr.
Exxon Corporation                      Vice President of
                                       Exxon Company, U.S.A., A
                                       Division of Exxon Corporation


                                ACKNOWLEDGMENT


STATE OF TEXAS       )
                     )   ss.
COUNTY OF HARRIS     )


   BE IT REMEMBERED, That on this 9th day of August, 1990, before me, the subscriber, a notary public, personally appeared R. L .HOLMBERG, who being by me duly sworn on his oath, deposed and made proof to my satisfaction, that he is an Assistant Secretary of Exxon Corporation, the Corporation named in the within instrument;

Ground Lease Agreement         - 92 -


that R. W. UPCHURCH, JR., is Vice President of Exxon Company, U.S.A., a
Division of Exxon Corporation; that the execution, as well as the making of this instrument, has been duly authorized pursuant to a resolution of the Board of Directors of Exxon Corporation; that the deponent well knows the corporate seal of Exxon Corporation; and that the seal affixed to said instrument is the proper corporate seal and was thereto affixed and said instrument signed and delivered by R. W. UPCHURCH, JR., as and for the voluntary act and deed of Exxon Corporation, in presence of deponent, who thereupon subscribed his name thereto as attesting witness.

    Given under my hand and seal of office this 9th day of August, 1990.


                                                     /s/ Estaleeta Watson
                                                    ----------------------------
                                                    NOTARY PUBLIC in and for
                                                    HARRIS COUNTY, TEXAS

My commission expires: July 30, 1992
                      -------------------


[SEAL APPEARS HERE]

Ground Lease Agreement          - 93 -


                                         COGEN TECHNOLOGIES
                                         LINDEN VENTURE, L.P.
                                         (D/B/A COGEN TECHNOLOGIES
                                         LINDEN VENTURE, LIMITED
                                         PARTNERSHIP)


                                     By: COGEN TECHNOLOGIES LINDEN, LTD.
                                         (D/B/A COGEN TECHNOLOGIES LINDEN,
                                         LIMITED PARTNERSHIP), General
                                         Partner


                                     By: COGEN TECHNOLOGIES, INC.
                                         General Partner


ATTEST:


/s/ Mary Ann McLendon                By: /s/ Robert C. McNair
-----------------------------           ----------------------------------
Title: Assistant Secretary                   Robert C. McNair
                                             President


                                ACKNOWLEDGEMENT


STATE OF TEXAS      )
                    )  SS.
COUNTY OF HARRIS    )


BE IT REMEMBERED, That on this 6th day of August, 1990,

Ground Lease Agreement          - 94 -


before me, the subscriber, a notary public, personally appeared Robert C. McNair who is the President of Cogen Technologies, Inc., General Partner of Cogen Technologies Linden, Ltd., (D/B/A Cogen Technologies Linden, Limited Partnership), which is the General Partner of Cogen Technologies Linden Venture,
L. P., a Delaware limited partnership (D/B/A Cogen Technologies Linden Venture, Limited Partnership), who I am satisfied is the person who signed this instrument, and he acknowledged that he signed, sealed with the corporate seal, and delivered the same as such officer aforesaid, and that this instrument is the voluntary act and deed of such corporation, on behalf of Cogen Technologies Linden Venture, L. P.


[SEAL APPEARS HERE]                               /s/ Estaleeta Watson
                                             ------------------------------
                                                      Notary Public